PETROLEUM CONTRACT
                             FOR
                      ZHANG DONG BLOCK
                SHALLOW WATER AREA, BOHAI BAY
               THE PEOPLE'S REPUBLIC OF CHINA









                       BEIJING, CHINA
                        AUGUST, 1998



<PAGE.


                  PETROLEUM CONTRACT BY AND
                   BETWEEN XCL CATHAY LTD.

          AND CHINA NATIONAL PETROLEUM CORPORATION



 ON ZHANG DONG BLOCK IN THE BOHAI BAY SHALLOW WATER SEA AREA



              OF THE PEOPLE'S REPUBLIC OF CHINA






















                       BEIJING, CHINA



                         AUGUST 1998

TABLE OF CONTENTS





          Preamble -----------------------------------------      2

Article 1     Definitions ----------------------------------      3

Article 2     Objective of the Contract --------------------      8

Article 3     Contract Area --------------------------------      9

Article 4     Contract Term --------------------------------     10

Article 5     Relinquishment of Contract Area --------------     13

Article 6     Minimum Appraisal Work Commitment
          And Expected Minimum Appraisal Expenditures ------     14

Article 7     Management and its Functions------------------     17

Article 8     Operator--------------------------------------     22

Article 9     Assistance Provided by CNPC ------------------     27

Article 10     Work Program and Budget ---------------------     29

Article 11     Determination of Commerciality --------------     31

Article 12     Financing and Cost Recovery -----------------     34

Article 13     Crude Oil Production and Allocation----------     37

Article 14     Quality, Quantity, Price and
          Destination of Crude Oil -------------------------     43

Article 15     Preference to Employment of
          CNPC Personnel, Goods and
          Services------------------------------------------     48

Article 16     Training of CNPC Personnel and
          Transfer of Technology ---------------------------     49

Article 17     Ownership of Assets and Data ----------------     51

Article 18     Associated Natural Gas and
          Non-Associated Natural Gas -----------------------     52

Article 19     Accounting, Auditing and
          Personnel Costs ----------------------------------     55

Article 20     Taxation ------------------------------------     57

Article 21     Insurance -----------------------------------     58

Article 22     Confidentiality -----------------------------     60

Article 23     Assignment ----------------------------------     62

Article 24     Environmental Protection and Safety ---------     63

Article 25     Force Majeure -------------------------------     64

Article 26     Consultation and Arbitration ----------------     65

Article 27     Effectiveness and Termination of the
          Contract -----------------------------------------     67

Article 28     The Applicable Law --------------------------     69

Article 29     Language of Contract and
          Working Language ---------------------------------     70

Article 30     Miscellaneous -------------------------------      71

Annex I     Geographic Location and Coordinates of the
            Boundary Lines of the Zhang Dong Contract

Annex II     Accounting Procedure

Annex III     Personnel Costs

Article IV     Data Control Agreement

                          PREAMBLE

     This Contract is entered into in Beijing on this 20th _____ day of August of 1998 by and between China National Petroleum Development Corporation (hereafter abbreviated as "CNPC"), a company organized and existing under the laws of the People's Republic of China, having its headquarters domiciled in Beijing, the People's Republic of China, as one part; and XCL Cathay Ltd., an international business company organized under the laws of the British Virgin Islands with corporate headquarters domiciled in Roadtown, Tortola, B.V.I., (hereafter referred to as the "Foreign Contractor"), and being a subsidiary of XCL Ltd., a company organized and existing under the laws of the State of Delaware, United States of America, having its corporate headquarters domiciled in Delaware, as the other part.


                         WITNESSETH

     WHEREAS, all Petroleum resources under the territory, internal water, territorial sea, and continental shelf of the People's Republic of China and under all sea areas within the limits of national jurisdiction over the maritime resources of the People's Republic of China are owned by the People's Republic of China;

     WHEREAS, the State Council of the People's Republic of
China has authorized CNPC to be responsible for the negotiation, signature and implementation of the contracts for the exploitation of China's onshore Petroleum resources in cooperation with foreign enterprises and to have the exclusive right to explore for, develop, produce and market the Petroleum of the Contract Area; and

     WHEREAS, the Foreign Contractor desires and agrees to provide funds, and apply its appropriate and advanced technology and managerial experience to cooperate with CNPC for the exploitation of Petroleum resources within the Contract Area and agrees to be subject to the laws, decrees, and other rules and regulations of the People's Republic of China in the implementation of the Contract.

     NOW, THEREFORE IT IS MUTUALLY AGREED as hereafter set forth:

                          Article 1

                         Definitions

     The following words and terms used in the Contract shall have, unless otherwise specified in the Contract, the following meaning:

     1.1 "Petroleum" means Crude Oil and Natural Gas deposited in the subsurface and being extracted or already extracted, including any valuable non-hydrocarbon substances produced in association with Crude Oil and/or Natural Gas separated or extracted therefrom.

     1.2 "Crude Oil" means solid and liquid hydrocarbons in their natural states and also includes any liquid hydrocarbons extracted from Natural Gas except for methane
(CH4).

     1.3  "Natural Gas" means Non-associated Natural Gas and
Associated Natural Gas in their natural state.

     1.4 "Non-associated Natural Gas" means all gaseous hydrocarbons produced from gas reservoirs, and includes wet gas, dry gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

     1.5 "Associated Natural Gas" means all gaseous hydrocarbons produced in association with Crude Oil from oil reservoirs, and includes residue gas remaining after the extraction of liquid hydrocarbons therefrom.

     1.6 "Oil Field" means an accumulation of Petroleum within the Contract Area composed of one or several oil-bearing zones, within one trap or within traps of the same, independent geological structure, which may or may not be complicated by faulting, and which has been determined to be of commercial value in accordance with the procedures stipulated in Article 11 hereof.

     1.7 "Gas Field" means an accumulation of Petroleum within the Contract Area composed of one or several gas-bearing zones, within one trap or traps of the same, independent geological structure, which may or may not be complicated by faulting, and which has been determined to be of commercial value in accordance with the procedures stipulated in Article 18 hereof.

     1.8  "Petroleum Operations" means the Appraisal
Operations, the Development Operations, the Production
Operations, and other activities related to these Operations carried out under the Contract.

     1.9 "Appraisal Operations" means operations carried out for the purpose of confirming Petroleum-bearing traps by means of geological, geophysical, geochemical and other methods; all the work undertaken to determine the commerciality of traps in which Petroleum has been discovered including Appraisal Well drilling and feasibility studies, Trial Production, formulation of the Overall Development Program; and activities related to all such operations.

     1.10 "Development Operations" means operations carried out for the realization of Petroleum production from the date of approval of the Overall Development Program for any Oil Field and/or Gas Field by the Department or Unit, including design, construction, installation, drilling, and the related research work as well as production activities carried out before the Date of Commencement of Commercial Production.

     1.11 "Production Operations" means operations and all activities related thereto carried out for Petroleum production of an Oil Field and/or Gas Field from the Date of Commencement of Commercial Production, such as extraction, injection, stimulation, treatment, storage, transportation, lifting, etc.

     1.12 "Progressive Appraisal and Development Program" means an operational procedure during which Appraisal Operations and Development Operations are conducted during the appraisal period and development and production period and during which Trial Production, if feasible, is conducted simultaneously with Appraisal Operations and/or Development Operations.

     1.13  "Basic Block" means a section of the surface of
the earth bounded by the segments of longitude and latitude
of equal distance of ten (10) minutes.   demarcated on the
map as Annex I hereto.

     1.14 "Contract Area" means a surface area demarcated with geographic coordinates for the cooperative exploitation of Petroleum resources, and in the Contract, means the surface area stipulated in Article 3.1 hereof.

     1.15 "Appraisal Area" means a surface area within the Contract Area which has not been relinquished before the expiration of the appraisal period and in which Development
Operations have not begun.

     1.16 "Development Area" means a portion of the Contract Area covering an Oil Field and/or Gas Field and any potential contiguous extension areas to such Field(s) within the Contract Area which has been designated for development. The Development Area(s) shall be proposed by the Operator, demarcated by the Joint Management Committee ("JMC") and delineated as such in the Overall Development Program approved by the Department or Unit.

     1.17 "Production Area" means a surface area within any Development Area for the purpose of the performance of the Production Operations within the said Development Area after completion of the Development Operations.

     1.18 "Date of Commencement of Commercial Production" means, in respect of each Oil Field, the date on which a cumulative total of sixty thousand (60,000) metric tons of Crude Oil shall have been extracted and delivered out of the Field; in respect of each Gas Field, the date on which a cumulative total of sixty million (60,000,000) cubic meters of Natural Gas (under standard atmospheric conditions) shall have been extracted and delivered out of the Field. If any field produces both oil and gas, and if the gas is sold, then the net amount received by the Parties for the gas sold shall be converted, on an equivalent dollar basis, into a volume of oil.

     1.19 "Calendar Year" means a period of twelve (12) consecutive Gregorian months under the Gregorian Calendar, beginning on the first day of January and ending on the thirty-first day of December of the same year.

     1.20 "Contract Year" means a period of twelve (12) consecutive Gregorian months under the Gregorian Calendar, within the term of the Contract, beginning on the effective date of the Contract or any anniversary thereof.

     1.21  "Production Year" means, in respect of each Oil
Field and/or Gas Field, a period of twelve (12) consecutive
Gregorian months under the Gregorian Calendar beginning on the Date of Commencement of Commercial Production of such Field or any anniversary thereof.

     1.22 "Calendar Quarter" means a period of three (3) consecutive Gregorian months under the Gregorian Calendar beginning on the first day of January, the first day of April, the first day of July, or the first day of October.

     1.23  "Exploratory Well" means any Wildcat and/or
Appraisal Well drilled within the exploration period, including dryhole(s) and discovery well(s).

     1.24 "Wildcat" means a well drilled on any geological trap for the purpose of searching for Petroleum accumulations, including wells drilled for the purpose of obtaining geological and geophysical parameters.

     1.25 "Appraisal Well" means any well drilled for the purpose of evaluating the commerciality of a geological trap in which Petroleum has been or may be discovered.

     1.26 "Development Well" means a well drilled after the date of approval of the Overall Development Program for the purpose of producing Petroleum, increasing production or accelerating extraction of Petroleum, including production
wells, injection  wells and  dry holes.   Any Appraisal Well
drilled during the production period shall be deemed a Development Well.

     1.27  "Work Program" means all types of plans
formulated for the performance of the Petroleum Operations, including plans for appraisal, development and production.

     1.28 "Overall Development Program" means a plan prepared by the Operator for the development of an Oil Field and/or Gas Field which has been reviewed and adopted by JMC, confirmed by CNPC and approved by the Department or Unit and such plan shall include, but shall not be limited to, recoverable reserves, the Development Well pattern, master design, production profile, economic analysis and time schedule of the Development Operations.

     1.29 "Deemed Interest" means interest on the development costs calculated in accordance with the rate of interest stipulated in Article 12.2.3.2. hereof when the development costs incurred in each Oil Field and/or Gas Field within the Contract Area are recovered by the Parties.

     1.30  "Oil Field and/or Gas Field Straddling a
Boundary" means an Oil Field and/or Gas Field extending from the Contract Area to one or more other contract areas and/or areas in respect of which no Petroleum contracts have been signed.

     1.31 "Annual Gross Production of Natural Gas" means the total amount of Natural Gas produced from each Oil Field and/or Gas Field within the Contract Area considered separately in each Calendar Year, less the amount of Natural Gas used for Petroleum Operations and the amount of losses, and which is saved and measured by a measuring device at the Delivery Point as defined in Article 1.43 herein.

     1.32 "Annual Gross Production of Crude Oil" means the total amount of Crude Oil produced from each Oil Field within the Contract Area considered separately in each Calendar Year, less the amount of Crude Oil used for Petroleum Operations and the amount of losses, which is saved and measured by a measuring device at the Delivery
Point as defined in Article 1.43 herein.

     1.33 "Basement" means igneous rocks, metamorphic rocks or rocks of such nature which, or formations below which, could not contain Petroleum deposits in accordance with the knowledge generally accepted in the international oil industry; and shall also include such impenetrable rock substances as salt domes, mud domes and any other rocks which make further drilling impracticable or economically unjustifiable by the modern drilling technology normally utilized in the international oil industry.

     1.34 "Contractor" means the Foreign Contractor specified in the Preamble hereto, including assignee(s) in accordance with Article 23 hereof.

     1.35  "Parties" means CNPC and Contractor.

     1.36 "Operator" means an entity responsible for the performance of the Petroleum Operations under the Contract.

     1.37 "Subcontractor" means an entity which provides the Operator with goods or services for the purpose of implementing the Contract.

     1.38 "Third Party" means an individual or entity except CNPC, the Contractor and any of their Affiliates.

     1.39 "Chinese Personnel" means any citizen of the People's Republic of China, including CNPC's personnel and Chinese citizens employed by the Contractor and/or the Subcontractor(s), involved in Petroleum Operations under the Contract.

     1.40 "Expatriate Employee" means any person employed by the Contractor, Subcontractor(s), or CNPC who is not a citizen of the People's Republic of China. Overseas Chinese who reside abroad and have the nationality of the People's Republic of China and other overseas Chinese abroad, when they are employed by the Contractor, Subcontractor(s) or CNPC shall also be deemed to be Expatriate Employees within the scope of the Contract.

     1.41  "Affiliate" means in respect of the Contractor:

     (a) any entity in which any company comprising the Contractor directly or indirectly holds fifty percent (50%) or more of the voting rights carried by its share capital;
or

     (b) any entity which directly or indirectly holds fifty percent (50%) or more of the aforesaid voting rights of any company comprising the Contractor; or

     (c) any other entity whose aforesaid voting rights are held by an entity mentioned in (b) above in an amount of fifty percent (50%) or more;

     "Affiliate" means in respect of CNPC, any subsidiary, branch or regional corporation of CNPC or CNPC and any entity in which CNPC directly or indirectly holds fifty percent (50%) or more of the voting rights carried by its share capital.

     1.42 "Department or Unit" means the department or unit which is authorized by the State Council of the People's Republic of China to be responsible for administration of the petroleum industry of the People's Republic of China..

     1.43 "Delivery Point" means a point for the delivery of Petroleum located within or outside the Contract Area and specified in the Overall Development Program.

     1.44 "Date of Commencement of the Implementation of the Contract" means the first day of the month following the month in which the Contractor has received the notification from CNPC of the approval by the Ministry of Foreign Trade and Economic Cooperation of the People's Republic of China.

1.45  "Dagang" means Dagang Oilfield (Group) Co., Ltd.

1.46 "Trial Production" means, as to any Appraisal Well, the oil and/or gas production which is produced during the period from completion of that well to the Date of Commencement of Commercial Production in the Oil Field or
Gas Field in which that well is located.

     1.47   "Pre-Contract Appraisal Costs" is defined in
Article 12.1.1 hereinafter.

     1.48 "Remaining Pre-Contract Appraisal Costs" is defined in Article 13.2.2.2(a)(2) hereinafter.

     1.49   "Pre-Contract Development Costs" is defined in
Article 12.1.2 hereinafter.


                          Article 2

                  Objective of the Contract

     2.1 The objective of the Contract is to appraise, develop and produce Petroleum that exists and may exist in the Contract Area.

     2.2 The Contractor shall apply a Progressive Appraisal and Development Program approach in its efforts to comply with the objectives of the Contract.

     2.3 The Contractor shall apply its appropriate and advanced technology and assign its competent experts to perform the Petroleum Operations.

     2.4  During the performance of the Petroleum
Operations, the Contractor shall transfer its technology to the Chinese Personnel and train them.

     2.5 The Contractor shall pay all appraisal costs required during Appraisal Operations with the exception of all previous costs incurred by Dagang. In the event that any Oil Field and/or Gas Field is developed within the Contract Area, the development costs of such Oil Field and/or Gas Field or Fields shall be paid by the Parties in proportion to their participating interests: fifty-one percent (51%) by CNPC and forty-nine percent (49%) by the Contractor. Contractor shall not be responsible for the prior appraisal costs expended by Dagang, which are agreed to be $19,312,000 U.S dollars, but Dagang's prior appraisal costs shall be eligible for in accordance with the provisions of Articles 12, 13 and 18, below. In the event that CNPC elects to participate at a level less than fifty-one percent (51%) of the participating interest, or not to participate in the development of the Oil Field and/or Gas
Field, the Contractor shall pay the remaining development costs necessary for the development of the Oil Field and/or
Gas Field in accordance with Article 12.1.2 hereof.

     2.6 If any Oil Field and/or Gas Field is developed within the Contract Area, the Petroleum produced therefrom shall, from the Date of Commencement of Commercial
Production of such Field, be allocated in accordance with Articles 12, 13 and/or 18 hereof.

     2.7 Nothing contained in the Contract shall be deemed to confer any right on the Contractor other than those rights expressly granted hereunder.


                          Article 3

                        Contract Area

     3.1 The Contract Area as of the date of signature of the Contract comprises, in part, three (3) blocks, covering a total of fifty and two tenths (50.2)) square kilometers, as marked out by the geographic location and the coordinates of the connecting points of the boundary lines in Annex I attached hereto.

     The said total area of the Contract Area shall be reduced in accordance with Articles 4, 5, 11 and 18 hereof.

     3.2 For the proper execution of operations under the Contract, the Operator shall be permitted to use those portions of the seabed, mudflats and land surface inside or outside the Contract Area under the control of CNPC as may be necessary for Petroleum Operations, for as long as Appraisal Operations, Development Operations or Productions
Operations continue. All reasonable costs incurred by CNPC for this purpose shall be reimbursed by the Operator from the Joint Account.

     3.3 The Operator shall be permitted to use for the purpose of Petroleum Operations any water source located within the Contract Area, subject to Government rules any payment of reasonable charges at the rates not more than rates charged to other users of similar water sources in the area.

     3.4 If the Operator is unable to secure in its own name any rights to use of the surface area necessary for Petroleum Operations or for the delivery of Crude oil to the delivery point defined in any overall development plan, CNPC will assist the Operator by securing such rights in CNPC's name for the benefit of the joint venture. All reasonable costs incurred by CNPC for this purpose shall be reimbursed by Operator from the Joint Account.

     3.5 Except for the rights as expressly provided by the Contract, no right is granted in favor of the Contractor to the surface area, lake bed, stream bed and subsoil or any bodies of water or any natural resources or aquatic resources other than Petroleum existing therein, and any thing under the surface within the Contract Area.



                          Article 4

                        Contract Term

     4.1 The term of the Contract shall include an appraisal period, a development period and a production period.

4.2 The appraisal period, beginning on the Date of Commencement of the Implementation of the Contract, shall be divided into three (3) phases and shall consist of five (5) consecutive Contract Years, unless the Contract is sooner terminated, or the appraisal period is extended in accordance with Article 25 hereof and/or Article 4.3 herein. The three (3) phases shall be as follows:

          The first phase of one (1) Contract Year (the first Contract Year);

          The second phase of two (2) Contract Years (the second Contract Year through the third Contract
          Year); and

          The third phase of two (2) Contract Years (the fourth Contract Year through the fifth Contract
          Year).

     4.3 Where time is insufficient to complete the appraisal work on a Petroleum discovery prior to the expiration of the appraisal period or where the time of the appraisal work on a Petroleum discovery in accordance with the appraisal Work Program approved by JMC as stated in Articles 11 and 18 hereof extends beyond the appraisal period, the appraisal period as described in Article 4.2 herein shall be extended. The period of extension shall be whatever period CNPC regards as a reasonable period of time required to complete the above mentioned appraisal work in order to enable JMC to make a decision on the commerciality of the said Petroleum discovery in accordance with Article
11 or 18 hereof, and until the Department or Unit approves or finally rejects the Overall Development Program.

     4.4 The development of any Oil Field and/or Gas Field within the Contract Area shall begin on the date of approval by the Department or Unit of the Overall Development Program of the said Oil Field and/or Gas Field, and end on the date of the entire completion of the Development Operations set forth in the Overall Development Program, excluding the time for carrying out additional development projects in the production period in accordance with Article 11.9 hereof. The Contractor and CNPC will commence preparation of the Overall Development Program when appraisal of any potential Oil Field and/or Gas Field indicates by reinterpretation of seismic and mapping and integrated reservoir study that such field is commercial. The Overall Development Program will be submitted for approval by the Department or Unit as soon as approved by the JMC.

     4.5  The production period of any Oil Field and/or Gas
Field within the Contract Area shall be a period of twenty
(20) consecutive Production Years beginning on the Date of Commencement of Commercial Production unless otherwise provided in Article 4.6 herein and Article 18.2 or 25 hereof. Under such circumstances as where the overall development of an Oil Field and/or Gas Field is to be conducted on a large scale, and the time span required therefor is long, or where separate production of each of the multiple oil or gas producing zones of an Oil Field and/or Gas Field is required, or under other special circumstances, the production period thereof shall, when it is necessary, be appropriately extended with the approval of the Department or Unit.

     4.6  Suspension Or Abandonment Of Production Of An Oil
Field and/or Gas Field.

     4.6.1 In the event that the Parties agree to suspend temporarily production from an Oil Field and/or Gas Field which has entered into commercial production, the Production Area covered by that Oil Field and/or Gas Field may be retained within the Contract Area. In no event shall the period of such retention extend beyond the date of the expiration of the production period of that Oil Field and/or Gas Field except as otherwise provided in Article 25.4 hereof. The duration of the relevant period of production suspension and the arrangement for the maintenance operations during the aforesaid period of suspension shall be proposed by the Operator, and shall be decided by JMC through discussion. With respect to the aforesaid Oil Field and/or Gas Field which has been suspended and retained within the Contract Area, in the event that production is restored during the period of such retention, the production period of that Oil Field and/or Gas Field shall be extended correspondingly. In the event that the Parties fail to reach an agreement on the restoration of production by the expiration of the production suspension period decided by JMC through discussion, the party who wishes to restore production shall have the right to restore production solely. The other party may later elect to participate in production but shall have no rights or obligations in respect of such Field for the solely restored production period.

     4.6.2 Abandonment Of Production From An Oil Field and/or Gas Field Within The Production Period.

     4.6.2.1 During the production period, either party to the Contract may propose the abandonment of production from any Oil and/or Gas Field within the Contract Area, provided, however, that prior written notice shall be given to the other party to the Contract. The other party shall make a response in writing within ninety (90) days from the date on which the said notice is received. If the other party also agrees to abandon production from the said Oil Field and/or Gas Field, then abandonment costs shall be paid by the Parties in proportion to their participating interests in the development of such Oil Field and/or Gas Field. From the date on which the other party makes the response in writing, the production period of such Oil Field and/or Gas Field shall be terminated and such Oil Field and/or Gas Field shall be excluded from the Contract Area.

     4.6.2.2 If the Contractor notifies CNPC in writing of its decision on abandoning production from an Oil Field and/or Gas Field, and CNPC decides not to abandon production from such Oil Field and/or Gas Field, then from the date on which the Contractor receives CNPC's written response of its aforesaid decision, all of the Contractor's rights and obligations, including but not limited to the responsibilities for payment of abandonment in respect of such Field, shall be terminated automatically, provided that the Contractor shall not transfer to CNPC any of the Contractor's liabilities and obligations in respect of the said Field. The said Field shall be excluded from the Contract Area.

     4.7 The term of the Contract shall not go beyond thirty (30) consecutive Contract Years from the Date of Commencement of the Implementation of the Contract, unless otherwise stipulated hereunder.



                          Article 5

                       Relinquishment


     5.1 In any of the following cases, the Contractor shall relinquish the remaining Contract Area except any Development Area and/or Production Area:

     (a) at the expiration of the last phase of the appraisal period and development period; or

     (b) at the expiration of the extended period, in the event that the appraisal period and development period is extended in accordance with Article 4.3. or Article 25 hereof.

5.2 At the expiration of the production period of the last producing Oil Field and/or Gas Field within the Contract Area, the contractor shall relinquish all rights to the entire Contract Area.


                          Article 6

              Minimum Appraisal Work Commitment

         and Expected Minimum Appraisal Expenditures


     6.1 The Contractor shall begin to perform the on site Appraisal Operations within three (3) months after the Date of Commencement of the Implementation of the Contract and spud the first Appraisal Well within ten (10) moths after the Date of Commencement of Implementation of the Contract, unless otherwise agreed by the Parties.

     6.2 The Contractor shall fulfill the minimum appraisal work commitment and expected minimum appraisal expenditures for each phase of the appraisal period in accordance with the following provisions:

     6.2.1     During the first phase of the appraisal
period, the Contractor shall:

     (a)  reprocess and reinterpret a minimum of
approximately three hundred (300) kilometers of existing 2-D seismic data and seventy (70) square kilometers of existing 3-D seismic data, provided necessary support data is available. Contractor will have access to additional seismic data outside the Contract Area as needed to make geological and geophysical evaluations of the Contract Area;

     (b) drill one (1) Appraisal Well with the footage of three thousand (3,000) meters;

     (c)  spend a minimum of one million ($1,000,000) U.S.
dollars upgrading the artificial island and to recondition the causeway and causeway drilling pad in preparation of Petroleum Operations; and

     (d)  spend a minimum of four million ($4,000,000) U.S.
dollars (including the expenditures described in (c), above) for such Appraisal Operations.

      6.2.2 During the second phase of the appraisal period, the Contractor shall:

     (a) drill two (2) Appraisal Wells, one with the footage of three thousand (3,000) meters, and one with the footage of three thousand five hundred (3,500) meters;

     (b) if the decision is made to drill from the artificial island, the Contractor will spend a minimum of an additional one million ($1,000,000) U.S. dollars upgrading the drilling rig and other facilities on the artificial island;

     (c) If Contractor concludes and the JMC agrees that it is feasible from an engineering, geological and economic viewpoint to reevaluate the nine (9) existing wellbores on the Contract Area, Contractor will commit to re-evaluate a minimum of three (3) of the existing wells.

     (d)  spend a minimum of six million ($6,000,000) U.S.
dollars as its expected minimum appraisal expenditures for such Appraisal Operations.

     (e) Formulate the Overall Development Program if appraisal of any potential Oil Field and/or Gas Field indicates that such a field is commercial.

     6.2.3 During the third phase of the appraisal period, the Contractor shall:

     (a) drill two (2) Appraisal Wells with the footage of three thousand (3,000) meters each; and

     (b)  spend a minimum of six million ($6,000,000) U.S.
dollars as its expected minimum appraisal expenditures for such Appraisal Operations.

     6.2.4 With respect to the minimum appraisal work commitment for each phase of the appraisal period committed by the Contractor in accordance with Articles 6.2.1, 6.2.2. and 6.2.3 herein when calculating whether the minimum appraisal work commitment has been fulfilled, the number of Appraisal Wells and the kilometers of seismic lines reprocessed and reinterpreted shall be the basis of such calculation. However, the Appraisal Wells abandoned for technical reasons without reaching their predetermined geological objective shall not count as Appraisal Wells actually fulfilled by the Contractor thereunder, without the consent of CNPC.

     6.3 At the expiration of the first phase or the second phase of the appraisal period, the Contractor has the following options:

     (a)  to enter the next phase and continue appraisal; or

     (b)  to terminate the Contract.

     6.4 At the expiration of any phase of the appraisal period, if the actual appraisal work fulfilled by the Contractor is less than the minimum appraisal work commitment set forth for the said appraisal phase and if the Contractor elects to enter the next phase and continue appraisal under Article 6.3 (a) herein, the Contractor shall give reasons to CNPC for the underfulfillment, and with the consent of CNPC, the unfulfilled balance of the said phase shall be added to the minimum appraisal work commitment for the next appraisal phase.

     In the event of a commercial appraisal at any time within the appraisal period, JMC shall, at the request of any party to the Contract, discuss the possibility of increasing the appraisal work. Any Appraisal Wells involved in such increase shall be deducted from the minimum appraisal work commitment.

     6.5 Where the Contractor has fulfilled ahead of time the minimum appraisal work commitment for any phase of the appraisal period, the duration of such appraisal phase stipulated in Article 4.2 hereof shall not be shortened thereby, and if the appraisal work actually fulfilled by the Contractor exceeds the minimum appraisal work commitment for the said appraisal phase, the excess part shall be deducted from and credited against the minimum appraisal work commitment for the next appraisal phase.

     6.6     If any addition or deduction is made under
Article 6.4 or Article 6.5 herein in regard to the minimum appraisal work commitment for any phase of appraisal period, the increased or reduced appraisal work shall become the new minimum appraisal work commitment for the Contractor to fulfill in the said phase.

     6.7 At the expiration of any phase during the appraisal period, if the appraisal work actually fulfilled by the Contractor is less than the minimum appraisal work commitment for such phase or less than the new minimum appraisal work commitment as mentioned in Article 6.6 herein, and if, regardless of whether the expected minimum appraisal expenditures are fulfilled or not fulfilled, the Contractor elects to terminate the Contract under Article
6.3 (b) herein or if the said phase is the last phase of the appraisal period, the Contractor shall, within thirty (30) days from the date of the decision of election to terminate the Contract or thirty (30) days from the date of the expiration of the exploration period, pay CNPC any unfulfilled balance of the minimum appraisal work commitment (or of the new one) in U.S. dollars after it has been converted into a cash equivalent using the method provided in Annex II-Accounting Procedure attached hereto. However, if the minimum appraisal work commitment for the appraisal period is fulfilled while its expected corresponding minimum appraisal expenditures are not fulfilled, the unfulfilled part shall be deemed as a saving and shall not be paid to CNPC.


                          Article 7

          Management Organization and Its Functions

     7.1 For the purpose of the proper performance of the Petroleum Operations, the Parties shall establish a Joint
Management Committee (JMC) within forty-five (45) days from the effective date of the Contract.

     7.1.1 CNPC and the Contractor shall each appoint an equal number of representatives (three to five), to form
JMC, and each party to the Contract shall designate one of its representatives as its chief representative. All the aforesaid representatives shall have the right to present their views on the proposals at the meetings held by the JMC. When a decision is to be made on any proposal, the chief representative from each party to the Contract shall be the spokesman on behalf of the party to the Contract.

     The chairman of the JMC shall be the chief representative designated by CNPC, and the vice chairman shall be the chief representative designated by the Contractor. The chairman of JMC shall preside over the meetings of JMC. In his absence, one representative present at the meeting from CNPC shall be designated to act as the chairman of the meeting. In the absence of the vice chairman, one representative present at the meeting from the Contractor shall be designated to act as vice chairman at the meeting. The Parties may, according to need, designate a reasonable number of advisors who may attend, but shall not be entitled to vote at JMC meetings.

     7.1.2 A regular meeting of JMC shall be held at least once a Calendar Quarter, and other meetings, if necessary, may be held at any time at the request of any party to the Contract, upon giving reasonable notice to the other party of the date, time and location of the meeting and the items to be discussed.

     7.2  The Parties shall empower JMC to:

     7.2.1 Review and adopt the Work Program and budget proposed by the Operator;

     7.2.2 determine the commerciality of each trap on which a Petroleum discovery has been made in accordance with the Operator's appraisal report and report its decision to CNPC for confirmation;

     7.2.3 review and adopt the Overall Development Program and budget for each Oil Field and/or Gas Field;

     7.2.4 approve or confirm the following items of procurement and expenditures:

     (a) approve procurement of any item within the budget with a unit price exceeding Five Hundred Thousand U.S.
dollars (U.S.$ 500,000) or any single purchase order of total monetary value exceeding Two Million U.S. dollars
(U.S. $2,000,000);

     (b) approve a lease of equipment, or an engineering subcontract or a service contract within the budget worth more than One Million U.S. dollars (U.S. $1,000,000); and

     (c)  confirm excess expenditures pursuant to Article
10.2.1 hereof and the expenditures pursuant to Article
10.2.2 hereof;

     7.2.5 determine and announce the Date of Commencement of Commercial Production of each Oil Field and/or Gas Field within the Contract Area;

     7.2.6 determine the type and scope of information and data provided to any Third Party and Affiliate in relation to the Petroleum Operations in accordance with Article 22.5 hereof and Annex IV - Data Control Agreement;

     7.2.7 demarcate boundaries of the Development Area and the Production Area of each Oil Field and/or Gas Field;

     7.2.8 review and approve plans for transfer of the Production Operations in accordance with Article 8.7 hereof;

     7.2.9 review and approve the insurance program proposed by the Operator and emergency procedures on safety and environmental protection;

     7.2.10  review and approve personnel training programs;

     7.2.11 discuss, review, decide and approve other matters that have been proposed by either party to the Contract or submitted by the expert groups or the Operator;
and

     7.2.12 review and examine matters required to be submitted to relevant authorities of the Chinese Government and/or CNPC for approval.

     7.2.13     Approve Trial Production for any Appraisal
Well when feasible.

     7.3 Decisions of JMC shall be made unanimously through consultation. All decisions made unanimously shall be deemed as formal decisions and shall be equally binding upon the Parties. When matters arise on which agreement cannot be reached, the Parties may convene another meeting in an attempt to find a new solution thereto based on the principle of mutual benefit.

     7.3.1 In the appraisal period, the Parties shall endeavor to reach agreement through consultation on appraisal programs and annual appraisal Work Programs. If the Parties fail to reach agreement through consultation, the Contractor's proposal shall prevail, provided that such proposal is not in conflict with the relevant provisions in Articles 4, 5, and 6 hereof.

     7.3.2 If it is considered by the chairman and/or the vice chairman or their nominees that a matter requires urgent handling or may be decided without convening a meeting, JMC may make decisions through conference telephone calls, telefax transmissions or the circulation of documents to produce decisions.

     7.4 JMC shall establish the following subordinate bodies:

     7.4.1  Secretariat

     The secretariat shall be a permanent organization consisting of two (2) secretaries. One secretary shall be appointed by each of the Parties. The secretaries shall not be members of JMC, but may attend meetings of JMC as observers. The duties of the secretariat are as follows:

     (a)  to keep minutes of meetings;

     (b) to prepare summaries of and resolutions for JMC meetings;

     (c)  to draft and transmit notices of meetings: and

     (d) to receive and transmit proposals, reports or plans, etc. submitted by the Operator and/or any party to the Contract, which require discussion, review and/or approval by JMC.

     7.4.2  Expert Groups

     Advisory expert groups shall be established in accordance with the requirements of the Petroleum Operations in various periods. Each expert group shall consist of an equal number of CNPC and the Contractor's personnel, and, with the agreement of JMC, any other personnel. JMC shall discuss and decide upon their establishment or dissolution, size, and the appointment of their leaders in accordance with requirements of their work. The expert groups shall have the following functions;

     (a) to discuss and study matters assigned to them by JMC and submitted by the Operator to JMC for its review and approval and any other matter assigned to them by JMC and to make constructive suggestions to JMC;

     (b) to have access to and observe and investigate the Petroleum Operations conducted by the Operator at its office and operating sites as work requires and to submit relevant reports to JMC; and

     (c) to attend meetings of JMC as observers at the request of JMC.

     7.5 When the Contractor acts as the Operator, CNPC shall have the right to assign professional representatives to the Operator's administrative and technical departments which are related to the Petroleum Operations, who may work on a long-term basis together with the Operator's staff.

     The professional representatives shall have access to the centers of research, design, and data processing related only to the execution of the Contract and to the operating sites to observe all of the activities and study all the information with respect to the Petroleum Operations. Such access to the aforesaid centers outside the People's Republic of China shall be decided by JMC through discussion and shall be arranged by the Operator. The Operator shall use all reasonable endeavors to assist the professional representatives to have access to Third Parties' sites. The Operator's staff shall regularly discuss their work with the professional representatives of CNPC. The work of professional representatives of CNPC shall be arranged by the manager(s) of the departments of the Operator in which professional representatives work.

     Professional representatives of CNPC, except for the professional representatives in charge of procurement who shall undertake their functions in accordance with Article
7.6 herein, shall not interfere in the decision making on relevant matters by departmental manager(s) of the Operator. However, such professional representatives shall have the right to make proposals and comments to departmental manager(s) of the Operator or to report directly to CNPC representatives in JMC.

     When CNPC acts as the Operator, the Contractor may also assign professional representatives including professional representatives in charge of procurement.

     7.5.1. On the principle of mutual cooperation and coordination, the Operator shall provide the professional representatives with necessary facilities and assistance to perform office work and to observe the operating sites, etc.

     7.5.2. The number of professional representatives shall be decided by JMC though consultations.

     7.6 When one of the companies comprising the Contractor acts as the Operator, in respect of the items listed in the procurement plan, the procedures and provisions herebelow shall be followed:

     7.6.1. The procurement department of the Operator shall inform the professional representatives appointed by CNPC in charge of procurement of all the items of procurement.

     7.6.2. The Operator shall be subject to Articles 15.1 and 15.3 hereof and reach agreement through consultation with the professional representatives of CNPC in charge of procurement when preparing the procurement plan in accordance with the Work Program and budget. The professional representatives of CNPC in charge of procurement shall work out an inventory listing the equipment and materials which can be made and provided in China and a list of manufacturers, engineering and construction companies and enterprises in China which can provide services and undertake subcontracting work.

     7.6.3. Unless otherwise agreed upon by the Parties, the Operator shall, in general, make procurement by means of calling for bids and shall notify at the same time manufacturers and enterprises concerned both inside and outside China, and the work of calling for bids shall be done within the territory of China.

     7.6.4. When any procurement is to be made by means of calling for bids, the manufacturers and enterprises in China applying for bidding, which are included in a list delivered in advance to the Operator by the professional representative of CNPC in charge of procurement, shall be invited. The professional representatives of CNPC in charge of procurement shall have the right to take part in the work of calling for bids, including examination of the list of bidders to be invited, preparing and issuing bidding documents, opening bids, evaluation of bids, negotiation, and award of contracts through consultation, as well as negotiation for subcontracts and services contracts.

     7.6.5. With respect to the items of procurement by means of not calling for bids, the Operator's procurement department and the professional representatives of CNPC in charge of procurement shall, in accordance with the provisions specified in Article 7.6.2 herein define which items are to be procured in the People's Republic of China and which items are to be procured abroad.

     7.6.6 With respect to the use of personnel, equipment and services to be procured in the People's Republic of China, it is expressly understood that quality and costs shall be competitive with personnel, equipment and services that can be procured outside of the People's Republic of China subject to Article 15 hereof.

     7.7 All costs and expenses with respect to the staff members of the Parties in the subordinate bodies of JMC established in accordance with Article 7.4 herein, and those with respect to the professional representatives referred to in Article 7.5 herein and wages and salaries, costs and expenses incurred by the representatives of JMC referred to in Article 7.1.1 herein while attending JMC meetings shall be paid by the Operator and charged respectively to the appraisal costs, development costs and production costs in accordance with Annex II-Accounting Procedure hereto.

     7.8 The specific responsibilities and working procedures within JMC shall be discussed and determined by JMC in accordance with the relevant provisions herein.

     7.9 For the purpose of assisting the Operator in the proper implementation of Development Operations, an Integrated Project Team ( the "IPT") shall be established to act as a working group under the direction of the Operator. Within the IPT in working roles, and charged with oversight of development planning and execution will be a group of six
(6) persons designated by the Parties hereto. The six-person group (the "Management Group") will consist of three
(3) CNPC designees and three (3) designees of the Contractor, including one Operator designee who shall be General Manager of the IPT and one CNPC designee who shall be Deputy Manager. The Management Group will operate on the principles of cooperation and mutual consultation. The IPT shall be established within thirty (30) days from the date of approval of the Overall Development Program.

     The specific organization, staffing and working system of the IPT and the responsibilities and competence of various positions, including those of CNPC's personnel assigned to the IPT, shall be determined by the parties through consultation based on the principal of efficiency of operations. The IPT shall comprise those personnel designated by the parties and the number of CNPC's personnel shall be no less than one third (1/3) of the total number of personnel within the IPT. The working location(s) of the members of the IPT shall be decided according to the needs of the work.


                          Article 8

                          Operator

     8.1 The Parties agree that XCL Cathay Ltd. ("XCL") shall act as the Operator for the Petroleum Operations within the Contract Area, unless otherwise stipulated in
Article 8.7 herein.

     8.2 For the implementation of the Contract, the companies comprising the Contractor shall register with the State Administration for Industry and Commerce of the People's Republic of China in accordance with the relevant provisions of the said State Administration for Industry and Commerce and shall obtain the necessary approval from CNPC.

     The person in charge of the Operator shall have the full right to represent the Contractor in respect of the performance of the Petroleum Operations. The names, positions and resumes of the staff and an organization chart of the Operator shall be submitted in advance to CNPC and the appointment of the Operator's senior staff shall be subject to the consent of CNPC.

     The parent corporation of each company comprising the Contractor which is not itself a parent corporation shall, at the request of CNPC, provide CNPC with a written performance guarantee with terms acceptable to CNPC.

     8.3  The Operator shall have the following obligations:

     8.3.1 To apply the appropriate and advanced technology and business managerial experience of the Contractor, including each company comprising the Contractor or its and their Affiliates, to perform the Petroleum Operations reasonably, economically and efficiently in accordance with sound international practice.

     8.3.2 To prepare Work Programs and budgets related to the Petroleum Operations and to carry out the approved Work
Programs and budgets.

     8.3.3  To be responsible for procurement of
installations, equipment, and supplies and entering into subcontracts and service contracts related to the Petroleum Operations, in accordance with the approved Work Programs and budgets and the applicable provisions of Articles 7.2.4,
7.6 and 10.2 hereof.

     8.3.4  To prepare in advance, in accordance with
Article 16 hereof, a personnel training program and budget before the commencement of the Appraisal Operations, Development Operations and Production Operations, respectively, and, in accordance with the said program and budget, to be responsible for preparing an annual personnel training program and budget and carrying out the annual program and budget after approval by JMC.

     8.3.5 To establish an insurance program, and to enter into and implement the insurance contracts in accordance with Article 21 hereof.

     8.3.6 To issue cash-call notices to all the parties to the Contract to raise the required funds based on the approved budgets and in accordance with Article 12 hereof and Annex II-Accounting Procedure hereto.

     8.3.7 To maintain complete and accurate accounting records of all the costs and expenditures for the Petroleum
Operations in accordance with the provisions of Annex II-
Accounting Procedure hereto and to keep securely the accounting books in good order.

     8.3.8 To make necessary preparation for regular meetings of JMC, and to submit in advance to JMC necessary information related to the matters to be reviewed and approved by JMC.

     8.3.9 To inform directly or indirectly all the Subcontractors which render services for the Petroleum
Operations in China and all the Expatriate Employees of the Operator and of Subcontractors who are engaged in the Petroleum Operations in China that they shall be subject to the laws, decrees, and other rules and regulations of the People's Republic of China.

     8.3.10  To report its work to JMC as provided in
Article 7.2 hereof.

     8.4  In the course of the performance of the Petroleum
Operations, any direct loss arising out of the gross negligence or willful misconduct of the Operator or its employees shall be solely borne by the Operator. The
Operator shall make its best efforts in accordance with the international Petroleum industry practice to include provisions similar to this Article 8.4 herein in related subcontracts and service contracts.

     8.5  In the course of the performance of the Petroleum
Operations, the Operator shall handle the information, samples or reports in accordance with the following provisions:

     8.5.1 The Operator shall provide CNPC with various information and data and the Operator shall have the right to use and handle such information and data. The information and data shall be reported to CNPC at the same time when the Operator reports them to its parent corporation.

     8.5.2 The Operator shall furnish CNPC in a timely manner with reports on safety, environmental protection and accidents related to the Petroleum Operations and with financial reports prepared in accordance with the provisions of Annex II-Accounting Procedure hereto.

     8.5.3 The Operator shall provide the non-operator(s) with copies of the relevant information and reports reasonably required by non-operator(s) and referred to in Articles 8.5.1. and 8.5.2. herein.



     8.5.4 The Operator shall, at the request of any party to the Contract, furnish that party to the Contract with the following:

     8.5.4.1 Procurement plans for purchasing equipment and materials, inquiries, offers, orders and service contracts, etc.;

     8.5.4.2 Manuals, technical specifications, design criteria, design documents (including design drawings), construction records and information, consumption statistics, equipment inventory, spare parts inventory, etc.;

     8.5.4.3 Technical investigation and cost analysis reports; and

     8.5.4.4  Other information relating to the Petroleum
Operations already acquired by the Operator in the performance of the Contract.

     8.6  In the course of performing the Petroleum
Operations, the Operator shall abide by the laws, decrees, and other rules and regulations with respect to environmental protection and safety of the People's Republic of China and shall endeavor in accordance with international Petroleum industry practice to:

     8.6.1  Minimize the damage and destruction to
environment, community and ecology;

     8.6.2 Control blowouts promptly and prevent or avoid waste or loss of Petroleum discovered in, or produced from, the Contract Area;

     8.6.3 Prevent Petroleum from flowing into low pressure formations or damaging adjacent Petroleum-bearing formations;

     8.6.4 Prevent water from flowing into Petroleum-bearing formations through dry holes or other wells, except for the purpose of secondary recovery;

     8.6.5 Prevent land, forests, crops, buildings and other installations from being damaged and destroyed; and

     8.6.6 Minimize the danger to personnel safety and health.

     8.7  Transfer And Take Over Of The Production
Operations.

     Before the full recovery of all appraisal and development costs incurred in accordance with the Work Program of any Oil Field and/or Gas Field within the Contract Area, CNPC may, after agreement reached through consultations with JMC, take over the Production Operations of that Oil Field and/or Gas Field, if conditions permit. After the full recovery of all appraisal and development costs incurred in accordance with the Work Program of any Oil Field and/or Gas Field within the Contract Area, CNPC shall, at any time, have the right by giving written notice to the Contractor, to take over the Production Operations of that Oil Field and/or Gas Field. The transfer and take over shall be effected in accordance with the procedures described hereunder.

     8.7.1 The Contractor shall submit a transfer plan of the Production Operations to CNPC and JMC respectively within sixty (60) days following the date of receiving the written notice from CNPC. Such transfer plan shall include, but not be limited to, a list of various posts to be taken over by CNPC, a schedule of transfer by stages, inventories of the relevant facilities and equipment and an inventory of all documents, manuals, data and information necessary for the Production Operations. Where the transfer of some of the Production Operations involves any Third Party, the Contractor shall consult with CNPC in advance and propose a solution thereto in the transfer plan. However, this situation shall not be taken by the Contractor as an excuse to delay and hinder the transfer of the Production Operations.

     JMC shall, within thirty (30) days after receiving the said plan, review and approve it.

     8.7.2 CNPC shall, within sixty (60) days from the date of receiving the transfer plan of the Production Operations approved by JMC, submit to the Contractor and JMC respectively the lists and resumes of CNPC personnel who will take over the posts. The personnel named in the lists shall be persons who have been trained by the Contractor in accordance with provisions set forth in Article 16 hereof or personnel who are considered by CNPC to be competent.
Within one hundred and eighty (180) days from the date of receiving CNPC's lists of the personnel who will take over the operations, the Contractor shall arrange for such personnel to undergo step by step practical training for the posts to be taken over by them and shall assist CNPC to manage the qualification test.

     8.7.3 Within three hundred and thirty (330) days from the date of receiving the written notice from CNPC, the Contractor shall submit to JMC a report on the completion of preparation for the transfer of the Production Operations. Such report shall include the results of the qualification test for CNPC's personnel who will take over the Production Operations and shall be confirmed by JMC within thirty (30) days after the receipt of the said report. The transfer of the Production Operations shall begin on the date when JMC makes such confirmation.

     8.7.3.1 When the completion of preparations for the transfer of the Production Operations is confirmed by JMC, the Contractor shall, in accordance with the transfer schedule by stages, transfer to CNPC's take-over personnel control of all facilities and equipment relating to the Production Operations in the Oil Field and/or Gas Field, and all documents, manuals, data and information regarding the use and operation of such facilities and equipment, so that CNPC's personnel are able to manage the Production Operations.

     8.7.3.2 If JMC believes that preparations for the transfer of the Production Operations have not been completed and sets another deadline for the completion of preparations for the transfer of the Production Operations, the preparations for the transfer shall be completed prior to the deadline and the transfer shall begin thereafter.

     8.7.4 The transfer in respect of the accounting and financial aspects shall be handled in accordance with Annex
II-Accounting Procedure hereto.

     8.7.5 During the preparation for the transfer of the Production Operations and in the course of the actual transfer, the Contractor shall perform the functions provided for in Articles 8.3, 8.4, 8.5 and 8.6 herein in respect of an Oil Field and/or Gas Field undergoing the transfer of the Production Operations, until the date when
CNPC has completely assumed control of and taken over the Production Operations of the Oil Field and/or Gas Field.
Thereafter, the functions of the Operator provided for in Articles 8.3, 8.4, 8.5 and 8.6 herein shall be an analogy applicable to CNPC.

     8.7.6 After CNPC has taken over the Production Operations and become the Operator of an Oil Field and/or Gas Field, the Contractor shall still have the obligation pursuant to Article 2 hereof, to provide CNPC with the relevant technical and personnel training assistance, and the costs incurred thereby shall be charged to the operating costs in accordance with the provisions of Annex II-Accounting Procedure hereto.

     8.7.7 When CNPC takes over the Production Operations in any Oil Field and/or Gas Field, the Chinese Personnel employed by the Contractor for the Production Operations of the said Oil Field and/or Gas Field shall be transferred to CNPC's employment. If CNPC needs to retain the services of any of the Expatriate Employees employed by the Contractor or the Contractor still needs to keep some of the Chinese
Personnel in its employment, an agreement shall be reached through consultation between the Parties prior to the transfer.

     8.7.8 The expenses incurred in the transfer and take over of the Production Operations shall be charged to the operating costs.

     8.8 With a view to efficiently conducting the Petroleum Operations and Work Programs approved by JMC, the Operator shall have the right to lease and/or use lands with compensation therefor and to obtain rights of way subject to Chinese laws and customs. Any costs incurred by the Operator for this purpose shall be charged to appraisal costs, development costs and operating costs having regard to the date on which these costs are actually incurred.


                          Article 9

                 Assistance Provided by CNPC

     9.1   To enable the Contractor to carry out
expeditiously and efficiently the Petroleum Operations, CNPC shall have the obligation to assist the Contractor at its request to:

     9.1.1 Obtain the approvals or permits needed to open accounts with the Bank of China;

     9.1.2 Go through the formalities of exchanging foreign currencies;

     9.1.3  Obtain office space, office supplies,
transportation and communication facilities and make arrangements for accommodation as required;

     9.1.4.  Go through the formalities of the Customs;

     9.1.5 Obtain entry and exit visas for the Expatriate Employees who will come to China for implementation of the Contract and for their dependents who will visit them or reside in China for a long period and provide assistance for their transportation and moving as well as medical services and travel in China;

     9.1.6 Obtain necessary permission to send abroad, if necessary, documents, data and samples for analysis or processing during the Petroleum Operations; and

     9.1.7 Contact departments engaged in fishing, aquatic products, meteorology, ocean shipping, civil aviation, railway, transportation, communication and services for supply bases, etc., for relevant matters and otherwise assist the Contractor in obtaining on a timely basis approvals necessary for the conduct of the Petroleum
Operations under the Contract.

     9.2 In accordance with Article 15 hereof, CNPC shall assist the Contractor with the recruitment of the Chinese
Personnel.

     9.3 CNPC shall, at the request of the Contractor, sell to the Contractor data and samples concerning the Contract Area other than those produced as a result of Petroleum Operations hereunder in accordance with any relevant rules and regulations and CNPC shall also assist the Contractor to arrange the purchase of any marine, hydrological, metrological and other data available from the relevant departments in China.

     9.4 CNPC shall, at the request of the Contractor, also assist the Contractor with the matters other than those under Article 9.1, 9.2 and 9.3 herein if possible.

     9.5 All expenses incurred in the assistance provided by CNPC in accordance with this Article 9 shall be paid by the Contractor and shall be handled in accordance with the provisions of Annex II-Accounting Procedures hereto.


                         Article 10

                   Work Program and Budget

     10.1 Before the fifteenth (15th) of September of each Calendar Year after the Contract becomes effective, the Operator shall complete and submit to JMC for its review an annual Work Program and budget for the next Calendar Year. JMC shall complete the review of the annual Work Program and budget and submit them to CNPC for review and approval before the fifteenth (15th) of October of the Calendar Year in which they are submitted to JMC. Within fifteen (15) days following the receipt of the annual Work Program and budget, CNPC shall notify JMC in writing of its approval or any modifications thereto with its detailed reasons. If CNPC requests any modifications on the aforesaid annual Work Program and budget, the Parties shall promptly hold meetings to make modifications and any modifications agreed upon by the Parties shall be effected immediately. In case CNPC fails to notify JMC of its approval within fifteen (15) days, the annual Work Program and budget proposed by the Operator shall be deemed to have been approved by CNPC. The Operator shall make its best efforts to perform the Petroleum Operations in accordance with the approved or modified annual Work Program and budget.

     10.1.2     The Operator shall submit a preliminary
appraisal Work Program and budget to the JMC prior to commencement of the drilling of an Appraisal Well.

     10.1.3 If the JMC approves the preliminary appraisal Work Program and budget thereof, they will submit the preliminary appraisal Work Program and budget thereof to CNPC for review and approval. Within fifteen (15) days following the receipt of the preliminary appraisal Work Program and budget thereof, CNPC shall notify JMC in writing of its approval or any modifications thereto with its detailed reasons. If CNPC requests any modifications on the aforesaid preliminary appraisal Work Program and budget thereof, the Parties shall promptly hold meetings to discuss modifications and any modifications agreed upon by the Parties shall be effected immediately. In case CNPC fails to notify JMC of its approval or disapproval within fifteen
(15) days following the receipt of the preliminary appraisal Work Program, the preliminary appraisal Work Program and budget thereof proposed by the Operator shall be deemed to have been approved by CNPC. The Operator shall make its best efforts to perform the Appraisal Operations in accordance with the approved or modified preliminary appraisal Work Program and budget thereof.

     10.1.4     CNPC and JMC acknowledge that the
preliminary appraisal Work Program may need modifications as the Operator drills Appraisal Wells. The Operator will immediately notify CNPC if modifications to the plan outlined in the preliminary Work Program appear to be necessary along with detailed reasons. In case CNPC fails to notify Operator of its approval or disapproval of the modifications within one hundred twenty (120) hours, the modifications shall be deemed to have been approved by CNPC. The modifications to be made shall, in no case, reduce the minimum appraisal work commitment stipulated in Article 6.2 hereof.

     10.2 The Operator may, in accordance with the following provisions, incur excess expenditures or expenditures outside the budget in carrying out the Work
Program and budget, provided that the objectives in the approved Work Program and budget are not changed:

     10.2.1 In carrying out an approved budget for a single item, such as the drilling of a well, the Operator may, if necessary, incur excess expenditures of no more than ten percent (10%) of the budgeted amount. The Operator shall report quarterly the aggregate amount of all such excess expenditures to JMC for confirmation.

     10.2.2 For the efficient performance of the Petroleum Operations, the Operator may, without approval, undertake certain individual projects which are not included in the Work Program and budget, for a maximum expenditure of One Hundred Thousand U.S. dollars (U.S. $100,000), but the Operator shall, within ten (10) days after such expenditures are incurred, report to JMC for confirmation. In case of emergency, the Operator may incur emergency expenditures for the amount actually needed but shall report such expenditures to JMC as soon as they are made. However, the said emergency expenditures shall not be subject to Articles
10.2.3  and 10.2.4 herein.

     10.2.3 In the event that the aggregate of excess expenditures under Article 10.2.1 herein and expenditures under Article 10.2.2 herein incurred in a Calendar Year cause the total expenditures of that Calendar Year to exceed the approved annual budget, such excess shall not exceed five percent (5%) of the approved annual budget for that Calendar Year. If the aforesaid excess is expected to be in excess of five percent (5%) of the annual budget, the Operator shall present its reasons therefor to JMC and obtain its approval for incurring such expenditures.

     10.2.4 When JMC confirms the excess expenditures mentioned in Article 10.2.1 herein, and the expenditures mentioned in Article 10.2.2 herein;

     (a) If expenditures or excess expenditures are determined to be reasonable, the Operator may incur such expenditures or excess expenditures again during the same
Calendar Year, subject to Article 10.2 herein; or

     (b) If expenditures or excess expenditures are determined to be unreasonable, the Operator shall not incur such expenditures or excess expenditures again during the same Calendar Year and such unreasonable expenditures or excess expenditures shall be dealt with in accordance with
Article 5.4 of Annex II-Accounting Procedure hereto.


                         Article 11

               Determination of Commerciality

     11.1 The preliminary appraisal Work Program in accordance with Article 10.1.2 will consist of the minimum
Work Program as stipulated in Article 6.2.

     11.2 After the approval by the JMC of the preliminary appraisal Work Program referred to in Article
10.1.3 hereof, the Operator shall carry out the operations as soon as possible without unreasonable delay in accordance with the timetable set forth in the approved preliminary appraisal Work Program referred to in Article 11.1 herein.

     11.3 Within one hundred and eighty (180) days after the completion of the last Appraisal Well, the Operator shall submit to JMC a detailed report on the appraisal of the commerciality of the discovered Petroleum-bearing trap. Under special circumstances, the above-mentioned periods may be reasonably extended upon agreement of the Parties.

     The appraisal report shall include an evaluation of geology, development, engineering and economics and the Overall Development Program to be approved. The Overall Development Program shall include the Maximum Efficient Rate
(MER) determined in accordance with international Petroleum industry practice.

     11.4 Within thirty (30) days following the submission of the appraisal report on any Crude Oil bearing trap, JMC shall convene a meeting to review such report. When JMC decides unanimously after its review that the said Crude Oil bearing trap is an Oil Field with commercial value and is to be developed, or the Contractor considers, in accordance with Article 11.6.2 herein, that a Crude Oil bearing trap is an Oil Field with commercial value and decides it is to be developed, JMC shall submit to CNPC for confirmation the appraisal report and the Overall Development Program of the said Oil Field to be developed and CNPC shall submit the Overall Development Program of the Oil Field to the Department or Unit as soon as possible for its review and approval. The Operator shall perform the Development Operations in accordance with the Overall Development Program of each Oil Field approved by the Department or Unit. If such Development Operations do not commence within ninety (90) days after the date of approval of the Overall Development Program of an Oil Field by the Department or Unit, or if an intentional delay caused unilaterally by the Contractor acting as the Operator results in a suspension or a halt of ninety (90) continuous days in the Development Operations of an Oil Field, the Contractor shall be deemed to have automatically waived all its rights in the said Oil Field.

     11.5 If, after the appraisal, JMC determines that a Crude Oil bearing trap is non-commercial, such Crude Oil bearing trap may, at the Contractor's option, be retained within the Contract Area during the term of the appraisal period; before the expiration of the appraisal period, if, because of certain positive factors, JMC considers unanimously that it is necessary to reappraise the commerciality of the Crude Oil bearing trap, the Operator shall submit a further appraisal report on such Crude Oil bearing trap to JMC for its review and adoption; if the JMC's determination of non-commerciality of such Crude Oil bearing trap has not altered by the expiration of the appraisal period, the relevant area of such Crude Oil bearing trap shall be excluded from the Contract Area.

     11.6 If JMC can not reach an agreement on the commerciality of a Crude Oil bearing trap, the Parties shall make their best efforts to seek another solution thereto. However, if JMC can not reach an agreement on the commerciality of any Crude Oil bearing trap within ninety
(90) days following the submission of the appraisal report prepared by the Operator in accordance with Article 11.3 herein or any further appraisal report prepared by the Operator in accordance with Article 11.5 herein, then such trap shall be dealt with in accordance with the following procedure:

     11.6.1 If the Contractor considers a Crude Oil bearing trap without commercial value, then the Contractor shall be deemed to have waived its rights to participate in the development of that Crude Oil bearing trap. The relevant area covered by that Crude Oil bearing trap shall, however, be retained within the Contract Area until the expiration of the appraisal period. In case that CNPC decides, within the appraisal period, to develop solely and to pay the development costs of such Oil Field, then, at any time within the development period, the Contractor shall be allowed to elect to participate in the development. If the Contractor decides, within the development period of such Oil Field, to participate in the development of such Oil Field by giving a written notice to CNPC, then, the Contractor shall pay CNPC an amount of money, in addition to the forty-nine percent (49%) of the development costs spent by CNPC on the said Oil Field with Deemed Interest thereon up to the date of the Contractor's submission of the written notice to CNPC. Such amount shall be equal to three times (300%) the foregoing development costs paid by CNPC with Deemed Interest thereon and such amount of money shall not be recovered by the Contractor after commercial production of the Oil Field commences. Thereafter, the development costs to be incurred in such Oil Field shall be provided by the Parties in proportion to their respective participating interests. In the event that the Contractor still decides not to participate in the development of the said Oil Field by the expiration of the development period of such Oil Field, then the said Oil Field shall be excluded from the Contract Area upon the Date of Commencement of Commercial Production of the said Oil Field.

     11.6.2 If CNPC considers a Crude Oil bearing trap to have no commercial value while the Contractor considers that it is a Crude Oil bearing trap having commercial value, the Contractor may solely provide the entire development costs and undertake development of the said Oil Field, and the said Oil Field shall be deemed as an Oil Field in which CNPC has no participating interests. The entire risk related to the development costs spent for the said Oil Field shall be borne solely by the Contractor.

     11.6.3  Unless otherwise decided by CNPC, the
Development Operations and Production Operations of an Oil
Field solely financed by CNPC shall still be, upon agreement between the Parties through consultation, performed by the Operator subject to agreement on terms and conditions entered into by CNPC and the Operator.

     11.7 In the event of an Oil Field and/or Gas Field Straddling a Boundary, CNPC shall arrange for the Contractor and the neighboring parties involved to work out a unitized Overall Development Program for such Oil Field and/or Gas Field and to negotiate the relevant provisions thereof.

     11.8 If a Petroleum-bearing trap without commercial value within the Contract Area can be more economically developed as a commercial Oil Field by linking it up with facilities located outside the Contract Area, the development of such Oil Field shall be dealt with in the same manner as provided in Article 11.7 herein.

     11.9 The procedures specified in this Article 11 shall be applied, by analogy, to determination of additional development projects in any Oil Field and/or Gas Field within the Contract Area during the production period, such projects being designed to increase the level of production and/or total quantity of Petroleum recoverable from the said Field.

     11.10 It is anticipated that Trial Production will be conducted in connection with Appraisal Operations. If
Trial Production is to be conducted in any Oil Field and/or
Gas Field within the Contract Area, the Parties shall agree to the procedure of such Trial Production.


                         Article 12

                 Financing and Cost Recovery

     12.1 Funds required for the Petroleum Operations shall be raised by the Operator in accordance with Work Programs and budgets determined pursuant to the relevant provisions of the Contract, the provisions described in Annex II-Accounting Procedure hereto, and the provisions described herebelow.

     12.1.1 All of the appraisal costs required for Appraisal Operations shall be provided by the Contractor, with the exception of the previous costs incurred by Dagang which are calculated to be nineteen million three hundred twelve thousand ($19,312,000) U.S. dollars (hereinafter referred to as Dagang's "Pre-Contract Appraisal Costs"). However, the appraisal costs required for the fulfillment of the minimum appraisal work commitment shall be deemed the equity capital of the Contractor.

     12.1.2     With the exception of the previous
development costs incurred by Dagang, which are calculated to be eleven million six hundred eighty one thousand
($11,681,000) U.S. dollars (hereinafter referred to as Dagang's "Pre-Contract Development Costs"), which are to be borne solely by Dagang, the development costs required for Development Operations in each Oil Field and/or Gas Field within the Contract Area shall be provided by CNPC and the Contractor in proportion to their respective participating interests: fifty-one percent (51%) by CNPC and forty-nine percent (49%) by the Contractor, unless CNPC applies provisions in the second paragraph of this Article 12.1.2 herein.

     In the event that CNPC, at its option, decides not to participate in the development of an Oil Field and/or Gas Field, or decides to participate in the development to an extent less than fifty-one percent (51%) of the participating interest, CNPC shall notify the Contractor in writing of its decision to not participate or to participate at a specific percentage which is less than fifty-one (51%) participating interest before the appraisal report is to be reviewed by JMC pursuant to Article 11.4 or Article 18.2.2 hereof. In such case, if CNPC does not participate in the development of such Field, the development costs therein shall be borne solely by the Contractor, or in the event CNPC participates in the development of such Field to an extent of less than fifty-one percent (51%) of the participating interests, such development costs shall be borne by the Parties in proportion to their actual respective participating interests.

     12.1.3  The operating costs incurred for the
performance of the Production Operations of each Oil Field and/or Gas Field before the Date of Commencement of Commercial Production shall be considered as development costs. The operating costs so incurred after the Date of Commencement of Commercial Production shall be paid respectively by CNPC and the Contractor in proportion to their participating interests of the development costs of the said Field.

     12.1.4 For the purpose of implementation of the Contract, CNPC shall agree that the Contractor may, when financing, use the entitlement of its share of production under the Contract as a security for loans, provided that the Contractor shall apply to CNPC in advance and the application therefor shall be examined by CNPC, and provided further that the right and interests of CNPC under the Contract shall not be impaired thereby.

     12.2 All the costs incurred in the performance of Petroleum Operations shall be recovered in accordance with Annex II-Accounting Procedure hereto and the provisions described as follows:

     12.2.1 The operating costs for any given Calendar Year actually incurred by CNPC and the Contractor in respect of each Oil Field pursuant to Article 12.1.3 herein shall be recovered in kind by the Parties out of the Crude Oil produced from the said Oil Field during that Calendar Year in accordance with Annex II-Accounting Procedure hereto, after the operating costs have been converted into a quantity of Crude Oil on the basis of the Crude Oil price determined in accordance with Article 14 hereof.
Unrecovered operating costs shall be carried forward to the succeeding Calendar Year.

     12.2.2 The appraisal costs incurred by the Parties shall be recovered as follows:

     After the Date of Commencement of Commercial Production of an Oil Field within the Contract Area, the appraisal costs incurred by the Parties in respect of the Contract Area shall be recovered in kind out of the Crude Oil produced from any Oil Field within the Contract Area in accordance with Article 13.2.2 hereof, after the appraisal costs have been converted into a quantity of Crude Oil based on the Crude Oil price determined in accordance with Article 14 hereof. The appraisal costs shall be recovered without interest.

     If no Oil Field and/or Gas Field is developed within the Contract Area, the appraisal costs incurred by the Parties shall be deemed as their loss. Under no circumstances shall CNPC or Contractor be required to reimburse the Parties for such loss.

     12.2.3  The development costs in respect of each Oil
Field incurred by CNPC and the Contractor and Deemed
Interest thereon for each Oil Field shall be recovered as follows:

     12.2.3.1 After the Date of Commencement of Commercial Production of any Oil Field within the Contract Area, the development costs in respect of such Field incurred by CNPC and the Contractor and Deemed Interest thereon calculated in accordance with Article 12.2.3.2 herein shall be recovered in kind out of the Crude Oil produced from such Field in accordance with Article 13.2.2.2 hereof, after the development costs have been converted into a quantity of Crude Oil based on the Crude Oil price determined in accordance with Article 14 hereof.

     12.2.3.2 Deemed Interest on the development costs incurred by CNPC and the Contractor for each Oil Field and/or Gas Field within the Contract Area shall be calculated with the fixed annual compound rate of nine percent (9%) from the first day of the month following the month in which such development costs expended by each party to the Contract are actually received in the bank account of the Joint Account opened by the Operator. Dagang's Pre-Contract Development Costs will earn Deemed Interest at the fixed annual compound rate of nine percent (9%), commencing from the date that the Overall Development Program for the Oil Field and/or Gas Field has received all necessary
approvals.   The detailed method of such calculation shall
be as provided in Annex II-Accounting Procedure hereto.

     12.2.4 The amount of Crude Oil up to a quantity of sixty thousand (60,000) metric tons extracted and delivered from an Oil Field before the Date of Commencement of Commercial Production shall be allocated in accordance with
Article 13 hereof.

     12.3 The provisions in Article 12.2 herein shall apply, by analogy, to Gas Fields.


                         Article 13

             Crude Oil Production and Allocation

     13.1 The Operator shall, in accordance with the production profile, adjusted as the case may be, set forth in the Overall Development Program for each Oil Field as approved by the Department or Unit, work out a Crude Oil production plan for each Oil Field in each Calendar Year and carry out Crude Oil production pursuant to such plan.

     13.2  The Annual Gross Production of Crude Oil of each
Oil Field within the Contract Area in each Calendar Year within the production period shall be allocated in accordance with the following sequence and proportions.

     13.2.1 The percentages of the Annual Gross Production of Crude Oil specified in paragraphs (a) and (b) hereunder shall be used for payments of the Value-Added Tax and royalty, respectively, and shall be paid in kind to the relevant authorities of the Chinese Government through CNPC.

     (a) Value Added Tax shall be paid in accordance with relevant regulations of the People's Republic of China; and

     (b) Royalty shall be paid in accordance with relevant regulations of the People's Republic of China.

     13.2.2  Sixty percent (60%) of the Annual Gross
Production of Crude Oil shall be deemed as the "cost recovery oil" and shall be used for payments for cost recovery in the following sequence:

     13.2.2.1  Payment in kind for the operating costs
actually incurred but not yet recovered by the Parties pursuant to Article 12.2.1 hereof after the price of the said "cost recovery oil" has been determined in accordance with Article 14 hereof.

     13.2.2.2 The remainder of the "cost recovery oil" shall, after payment for operating costs in accordance with
Article 13.2.2.1 herein, be deemed as "investment recovery oil". Such "investment recovery oil" shall be used for the recovery of the appraisal costs in respect of the Contract Area which were incurred and not yet recovered by the Parties, and shall be used for the recovery of the development costs in respect of the Oil Field itself which were incurred and not yet recovered by CNPC and the Contractor in accordance with Articles 12.2.2 and 12.2.3 hereof, and Deemed Interest thereon. The method of recovery and the recovery sequence are as follows:

     (a) Beginning in the Calendar Year during which the production of any Oil Field within the Contract Area commences, the "investment recovery oil" referred to in
Article 13.2.2.2 herein, based on the price which has been determined in accordance with Article 14 hereof shall be paid in kind first to the Parties for the recovery of the appraisal costs thereon which were incurred in respect of, and have not yet been recovered from, the Contract Area. Such "investment recovery oil" for any Calendar Year shall be shared by the Parties for the recovery of the unrecovered appraisal costs on the following basis:

     (1) "Investment recovery oil" shall be allocated 49% to recover Contractor's appraisal costs and 51% to recover
Dagang's Pre-Contract Appraisal Costs.

     (2) If, at the end of the appraisal period, the Contractor's appraisal costs do not exceed eighteen million, five hundred fifty-five thousand ($18,555,000) U.S. dollars, then the portion of Dagang's Pre-Contract Appraisal Costs that will not be recovered proportionate with Contractor's appraisal costs (hereinafter referred to as Dagang's "Remaining Pre-Contract Appraisal Costs") shall be carried forward to be recovered as at the same time as development costs are recovered on the first Oil field to attain Commencement of Commercial Production, as provided in
Article 13.2.2.2 (b)(1),below. Remaining Pre-Contract Appraisal costs shall accrue Deemed Interest beginning on the first day of the Contract Year following the end of the appraisal period described in Article 4.2.

     (3) If Contractor's appraisal costs exceed eighteen million, five hundred fifty-five thousand ($18,555,000) U.S. dollars, then, after Dagang has fully recovered all of its Pre-Contract Appraisal Costs, Contractor's remaining appraisal costs shall be recovered from 100% of "investment recovery oil", as an incentive to Contractor's appraisal efforts.

The unrecovered appraisal costs shall be carried forward to succeeding Calendar Years until fully recovered.

     (b)(1) In the case of the first Oil Field to attain Commencement of Commercial Production, beginning in the Calendar Year during which the appraisal costs incurred by the Parties in respect of the Contract Area have been fully recovered, the remainder of the "investment recovery oil" of such Oil Field shall be used for the simultaneous recovery of (1) the development costs incurred and not yet recovered respectively by CNPC and the Contractor and Deemed Interest thereon in respect of such Field, (2) Dagang's Pre-Contract Development Costs and Deemed Interest thereon calculated in accordance with Article 12.2.3.2, above, and (3) Dagang's Remaining Pre-Contract Appraisal Costs without Deemed Interest on the following basis:

     I. Until Dagang has fully recovered its Pre-Contract Development Costs together with Deemed Interest thereon together with its Remaining Pre-Contract Appraisal Costs together with Deemed Interest thereon, such "investment recovery oil" shall be shared on the following basis after the price of such remainder of the "investment recovery oil" has been determined in accordance with Article 14 hereof:

          (1) the Contractor's share of such "investment recovery oil" shall be based on the ratio of

               (A) Contractor's share of the budgeted costs to develop the Oil Field, as set forth in the approved
Overall Development Program

to

               (B) (1)CNPC's share of the budgeted costs to develop the Oil Field, as set forth in the approved Overall
Development Program, plus (2) Dagang's Pre-Contract
Development Costs, plus (3) Dagang's Remaining Pre-Contract
Appraisal Costs;

          (2) the balance of "investment recovery oil" shall be allocated to CNPC and Dagang. The unrecovered development costs and Deemed Interest thereon, unrecovered
Pre-Contract Development Costs and Deemed Interest thereon, and unrecovered Pre-Contract Appraisal Costs and Deemed
Interest thereon shall be carried forward to succeeding
Calendar Years until fully recovered.


     II. After Dagang has fully recovered its Pre-Contract Development Costs together with Deemed Interest thereon together with its Remaining Pre-Contract Appraisal Costs together with Deemed Interest thereon, such "investment recovery oil" for any Calendar Year shall be used for the simultaneous recovery of the development costs incurred and not yet recovered respectively by CNPC and the Contractor and Deemed Interest thereon is respect of such Field in proportion to their respective participating interests therein after the price of such remainder of the "investment recovery oil" has been determined in accordance with Article 14 hereof. The unrecovered development costs and Deemed Interest thereon shall be carried forward to succeeding Calendar Years until fully recovered.

     (b)(2) In the case of each Oil Field other than the first Oil Field to attain commencement of Commercial Production, beginning in the Calendar Year during which the appraisal exploration costs incurred by the Parties in respect of the Contract Area have been fully recovered, the remainder of the "investment recovery oil" of such an Oil Field shall be used for the simultaneous recovery of the development costs incurred and not yet recovered respectively by CNPC and the Contractor and Deemed Interest thereon in respect of such Field in proportion to their respective participating interests therein after the price of such remainder of the "investment recovery oil" has been determined in accordance with Article 14 hereof. The unrecovered development costs and Deemed Interest thereon shall be carried forward to succeeding Calendar Years until fully recovered.

     (c) During the production period of an Oil Field, costs for an additional development project incurred pursuant to Article 11.9 hereof and Deemed Interest thereon shall be recovered together with the unrecovered development costs and Deemed Interest thereon. If the development costs and Deemed Interest thereon have been fully recovered, then costs for the said additional development project and Deemed Interest thereon shall be recovered from the "investment recovery oil" of such Field referred to in Article 13.2.2.2 herein in accordance with the provisions specified in
Article 13.2 herein. The unrecovered costs for the additional development project and Deemed Interest thereon shall be carried forward to succeeding Calendar Years until fully recovered.

     (d) After the recovery of an Oil Field's development costs and Deemed Interest thereon and/or costs for the additional development project and Deemed Interest thereon from the said Field by the Parties, the remainder of the "investment recovery oil" shall automatically be regarded as part of the "remainder oil" referred to in Article 13.2.3 herein. By the date of expiration of the production period of an Oil Field pursuant to Article 4.5 hereof, if any development costs and Deemed Interest thereon and/or costs for the additional development project incurred in respect of such Field and Deemed Interest thereon have not yet been fully recovered, then such unrecovered costs and Deemed Interest thereon shall be regarded as a loss, and the Parties shall bear the loss in proportion to their respective participating interests. Any unrecovered Pre-Contract Appraisal Costs and Deemed Interest thereon or Pre-Contract Development Costs and Deemed Interest thereon shall be regarded as a loss and be borne by Dagang.

     13.2.3 The remainder of the Annual Gross Production of Crude Oil after the allocation referred to in Articles
13.2.1 and 13.2.2 shall be deemed as "remainder oil". Such "remainder oil" shall be divided into "share oil" of the Chinese side and "allocable remainder oil". The "allocable remainder oil" of each Oil Field in each Calendar Year shall be equal to the "remainder oil" of that Calendar Year multiplied by the factor (x) for each Oil Field within the Contract Area in that Calendar Year. The factor (X) of each Oil Field in each Calendar Year shall be determined in accordance with the following successive incremental tiers on the basis of the Annual Gross Production of Crude Oil from such Oil Field during that Calendar Year.

Annual Gross Production              Factors in Percentage
      of Crude Oil                     Applicable to Each
         from                          Production Tier of
     Each Oil Field                  Each Oil Field within
(Thousands of Metric Tons)              the Contract Area
--------------------------           ----------------------

Equal to or less than 300                 X 1   =    96%
Over 300 to 600                           X 2   =    92%
Over 600 to 1200                          X 3   =    90%
Over 1200 to 1,800                        X 4   =    86%
Over 1,800 to 2,400                       X 5   =    82%
Over 2,400 to 3,500                       X 6   =    78%
Over 3,500                                X 7   =   73%

     An example of application in calculating the factor
(X):

Assuming that there are two producing commercial Oil Fields
A and B within the Contract Area and the Annual Gross
Production of Crude Oil from Oil Field A in a Calendar Year

is one (1) million metric tons, and that from Oil Field B is one point five (1.5) million metric tons, the factor (X) of Oil Field A in that Calendar Year shall be:



       300X  +  300X  +  400X

X=     ____1______2_______3   x    100%    =  92.4%

          1,000

and the factor (X) of Oil Field B in that Calendar Year shall be:

     300X  +  300X  +  600X  +  300X

X=     ____1______2_______3_______4    x    100%   =  90.8%

               1,500

     13.2.4 The "allocable remainder oil" of each Oil Field in each Calendar Year referred to in Article 13.2.3 herein shall be shared by the Parties in proportion to their respective participating interests in the development costs, fifty-one percent (51%) for CNPC and forty-nine percent (49%) for the Contractor. In the event that CNPC does not participate in the development of an Oil Field within the Contract Area, the Contractor shall obtain one hundred percent (100%) of the "allocable remainder oil" of that Field. In the event that CNPC participates to an extent less than fifty-one percent (51%) in the development of an Oil Field within the Contract Area, the "allocable remainder oil" of such Field in that Calendar Year shall be shared by the Parties in proportion to their actual respective participating interests in such Oil Field.

     13.3 Pursuant to the method of allocation specified in this Article, the Contractor may obtain an aggregate amount of Crude Oil consisting of the following three categories:

     13.3.1 The total amount of Crude Oil as converted from the actual operating costs paid by the Contractor in all Oil
Fields in proportion to its participating interests in the development costs stipulated in 12.1.3 hereof when recovering such costs;

     13.3.2 The total amount of the "investment recovery oil" from all Oil Fields due to the Contractor provided for in Article 13.2.2.2 herein; and

     13.3.3 The total amount of the "allocable remainder oil" of all Oil Fields due to the Contractor in accordance with Article 13.2.4 herein.

     13.4 In the event that the Contractor wishes to purchase a portion of or all of the total amount of the Crude Oil obtained by CNPC from the "investment recovery oil" in addition to the Crude Oil obtained by the Contractor in accordance with Article 13.3 herein, the Parties shall negotiate the terms and conditions of purchasing such Crude Oil and reach an agreement as a supplementary document hereto.

     13.5 CNPC and each company comprising the Contractor shall, throughout the entire Contract term, have the right and obligation, in each Calendar Quarter to lift and take, and separately dispose of their respective full shares of all Crude Oil produced, and determined pursuant to Articles
13.3 and 13.4 herein.

     In the event that the Crude Oil production of any Oil Field is reduced because CNPC or any company comprising the Contractor does not lift and take its full share of Crude Oil or lifts nothing, then such reduction in Crude Oil production shall not affect the full shares of Crude Oil due to or the shares of Crude Oil available to be lifted and disposed of by the other party as provided in Article 13.6
(c) herein.

     13.6 A Crude Oil lifting procedure shall be agreed upon by the Parties no later than six (6) months prior to the Date of Commencement of Commercial Production within the Contract Area, and shall include, but not be limited to:

     (a) Operator's notification of Crude Oil production to CNPC and the Contractor;

     (b) Notification by CNPC and each company comprising the Contractor of its expected offtake to the Operator;

     (c) Operator's notification to CNPC and each company comprising the Contractor of the final Crude Oil lifting schedule which shall be binding on CNPC and each company comprising the Contractor;

     (d) Limitation and calculation of overlift and underlift of CNPC and each company comprising the Contractor; and provisions to ensure timely and ratable lifting of Crude Oil;

     (e) Determination of allowable operational tolerance of liftings; and

     (f) other terminal procedures as may be required to reflect the particular circumstances.

     13.7 For the purpose of implementing the procedures as described in Article 13.6 herein, CNPC and each company comprising the Contractor shall jointly set up a Crude Oil lifting coordination group consisting of representatives each appointed by CNPC and each company comprising the Contractor, with the representative of CNPC as the chairman. Such group shall be responsible for the preparation of Crude Oil lifting plans of Calendar Year, of Calendar Quarter and of calendar month and shall also be responsible for the reasonable and unified arrangements and adjustments of the aforesaid Crude Oil lifting plans through close contact with any operator in charge of the storage and loading facilities.


                         Article 14

                     Quality, Quantity,

             Price and Destination of Crude Oil

     14.1 In accordance with Article 13.3 hereof, the Contractor may obtain the aggregate amount of three (3) categories of the Crude Oil referred to in Articles 13.3.1,
13.3.2 and 13.3.3 hereof. In addition the Contractor may purchase a portion or all of the total amount of the Crude
Oil allocated to CNPC from the "investment recovery oil" in all Oil Fields within the Contract Area in accordance with
Article 13.4 hereof.

     14.2  Quality of the Crude Oil.

     14.2.1 The quality analysis of the Crude Oil produced from each Oil Field within the Contract Area shall be undertaken at the Delivery Point. Such analysis shall be carried out on a sample taken by the State Administration of Import and Export Commodity Inspection (hereafter referred to as the "Administration") or any representative agency delegated by the Administration pursuant to standards issued by the State Bureau of Standardization of the People's Republic of China or by the Department or Unit.

     14.2.2  The Crude Oil quality analysis referred to in
Article 14.2.1 above shall include the following:

     (a) density at 20 degrees Centigrade, in grams per cubic centimeter;

     (b) sulfur content, in weight percentage;

     (c)  water content, in weight percentage; and

     (d)  basic sediment content, in weight percentage.

     14.3  Quantity of the Crude Oil.

     14.3.1 The quantity measurement of the Crude Oil produced from each Oil Field within the Contract Area, when being lifted, shall be made at a Delivery Point and with measuring devices both to be agreed upon by the Parties. A relevant measuring organization of the Chinese Government or a representative agency delegated thereby shall, at appropriate regular intervals, calibrate all the measuring devices, conduct special testing and issue certificates or confirmation with respect thereto before the measuring devices are put into use. The quality and quantity of the Crude Oil delivered shall be authenticated in accordance with the commodity quality certificate and weight certificate issued by the Administration and such quality and quantity shall be the basis for the accounting settlement.

     14.3.2 If any party to the Contract believes that the Crude Oil measuring devices, sampling or analysis are inaccurate, or has any objection to the results specified in the above mentioned certificates, on-site investigations, technical exchanges and discussions may be conducted by the Parties to resolve the issue in a manner satisfactory to the Parties.

     14.4  Determination of the Crude Oil Price.

     14.4.1 The price of various grades of the Crude Oil shall be expressed as FOB price at the Delivery Point. Determination of the Crude Oil price shall be made with reference to the prevailing price in arm's length transactions of the long term contract sales of similar quality crude oil on the main world oil markets and the adjustments in such price shall be made in accordance with such determinants as the quality of the Crude Oil, the terms of delivery, transportation, payment and other terms.

     The aforesaid price in arm's length transactions in this Article refers to a price at which a seller sells its crude oil to a buyer who is independent of the seller, but not including the prices used by them for government to government transactions which do not reflect international oil market price, crude oil exchange, barter or spot transactions.

     14.4.2  Where the Crude Oil produced from each Oil
Field within the Contract Area differs in grades, the prices of such Crude Oil with different quality shall be individually determined.

     14.4.3 The price of the Crude Oil produced from all the Oil Fields within the Contract Area shall be denominated in U.S. dollars per metric ton. However, if an international currency other than the U.S. dollar prevails on the main world oil markets as the pricing unit of crude oil, the Parties may also use that international currency therefor upon mutual agreement.

     14.4.4  Procedure for the Determination of the Crude
Oil price.

     14.4.4.1 The Crude Oil price shall be determined each Calendar Quarter. In case the crude oil price prevailing on most world oil markets fluctuates, CNPC and the Contractor each shall have the right to propose, at any time, that a new Crude Oil price be negotiated and determined.

     14.4.4.2 The Contractor shall, no later than forty-five (45) days prior to commencement of any Calendar Quarter, notify CNPC of its proposed price for the Crude Oil to be lifted in such Calendar Quarter (for the purpose of this Article thereafter referred to as the said Calendar Quarter).

     14.4.4.3 CNPC shall notify the Contractor of its decided price within ten (10) days after the receipt of the aforesaid proposed price notified by the Contractor. In the absence of a different price notified by CNPC to the Contractor within ten (10) days after the receipt of the aforesaid notification, the proposed price notified by the Contractor as referred to in Article 14.4.4.2 herein shall be applied to the Crude Oil to be lifted in the said Calendar Quarter.

     14.4.4.4 The Contractor shall, within five (5) days following its receipt of notice of a price decided by CNPC, state to CNPC whether the price is acceptable. If it is acceptable, the said decided price shall be regarded as the price agreed upon by the Parties for the said Calendar Quarter. If not acceptable, the Parties shall, within ten
(10) days, carry out further negotiation in an amicable manner to determine the price for the said Calendar Quarter.

     14.4.4.5 In the event that the Parties still cannot reach an agreement on the Crude Oil price for the said Calendar Quarter through further negotiations by the Parties, the Contractor may lift the Crude Oil in accordance with the quota specified for the said Calendar Quarter in
Article 13.2 hereof, and the Crude Oil price for the preceding Calendar Quarter shall apply provisionally to the Crude Oil of such quota and/or the payment shall be made accordingly. Then, the Parties shall negotiate further on the Crude Oil price for the said Calendar Quarter taking into account relevant independent and non-proprietary market data on Third Party long-term-contract-sales of crude oil in substantial quantities on the main world oil markets, adjusted for quality, transportation and other applicable differentials. The Parties shall each take into account the information supplied and discussed and attempt to agree on a Crude Oil price based upon such information by the end of the said Calendar Quarter.

     (A) In the event that the Parties still cannot reach an agreement on the Crude Oil price by the end of the said
Calendar Quarter, then the Crude Oil price shall be the weighted average FOB price of the Crude Oil of the same or similar quality sold by CNPC and/or the Contractor to a Third Party or Third Parties and produced in the said
Calendar Quarter from the Oil Fields described hereafter, adjusted for such differences as the quality, delivery, transportation, payment and other terms, but excluding the government to government transactions which do not reflect international oil market price, crude oil exchange, barter or spot transactions.

     The application of the above-mentioned price of Crude
Oil sold to a Third Party or Third Parties shall be in the following sequence:

     (i) Firstly, the price, calculated and determined in accordance with the above-mentioned stipulations, of the Crude Oil produced from the relevant Oil Field or Oil Fields in the Contract Area and sold to a Third Party or Third Parties shall be applied;

     (ii)  In the event no sales as referred to in paragraph
(i) above were made in the said Calendar Quarter, the price, calculated and determined in accordance with the above-mentioned stipulations, of the Crude Oil produced from other Oil Fields in the Contract Area and sold to a Third Party or Third Parties shall be applied; and

     (iii)  In the event no sales mentioned in paragraphs
(i) and (ii) above were made in the said Calendar Quarter, the price, calculated and determined in accordance with the above-mentioned stipulations, of the Crude Oil produced from the oil fields of other contract areas for Chinese-foreign cooperative exploitation of petroleum resources and sold to a Third Party or Third Parties shall be applied;

     (B) In the event there are no such Third Party sales of the Crude Oil during the said Calendar Quarter, then the Crude Oil price for the said Calendar Quarter shall be equal to the same Crude Oil price of the preceding Calendar Quarter adjusted by the differences in the individual arithmetic average of the daily weighted average of the official government selling price of a basket of three or more internationally traded Crude Oils in the said Calendar Quarter compared with that of such basket of Crude Oils for the preceding Calendar Quarter. The adjusted price shall be the Crude Oil price for the said Calendar Quarter. The Crude Oils selected for the basket shall each be similar in quality to that from the Contract Area and chosen from different countries and shall reflect the conditions of the main world oil markets and shall be mutually agreed upon by the Parties at a reasonable time prior to the Date of Commencement of the Commercial Production of Crude Oil.

     (C) If the Parties are unable to agree on a Crude Oil Price for a Calendar Quarter in which Crude Oil is first produced and delivered from or the production of Crude Oil is restored in a Field in the Contract Area, then the Crude Oil for the Calendar Quarter shall be priced and/or paid in accordance with the arithmetic average price of the prices finally proposed by the Parties in the Calendar Quarter. Based on the Crude Oil price agreed upon by the Parties for the succeeding Calendar Quarter, the Crude Oil price for the Calendar Quarter shall be determined by adjusting retroactively by the differences between the arithmetic average prices of the basket of the Crude Oils for the Calendar Quarter and the succeeding Calendar Quarter in accordance with the calculation method referred to in paragraph 14.4.4.5 (B) herein.

     14.4.4.6 If, due to the delayed announcement of crude oil prices by the main world oil-producing countries or the main world oil markets, or if, as agreed by CNPC and the Contractor, an unstable main world oil market exists, then the period for the determination of the price referred to in
Article 14.4.4.2 herein may be extended to the end of the said Calendar Quarter in question.

     14.4.4.7 If the Crude Oil prices are adjusted retroactively by the main world oil-producing countries, then the Crude Oil price may be retroactively adjusted by the Parties after consultation, provided that the period for such retroactive adjustment shall not exceed the current Calendar Quarter.

     14.4.5 The Crude Oil for each Calendar Quarter due to CNPC pursuant to Article 13 hereof shall be converted into an amount of money in the currency utilized pursuant to
Article 14.4.3 herein based on the Crude Oil price for that Calendar Quarter finally determined in accordance with the aforesaid provisions specified in Article 14.4 herein and such amount of money shall be entered into the Joint Account as of the date on which such Crude Oil is lifted.

     14.4.6 The Crude Oil for each Calendar Quarter due to the Contractor pursuant to Article 13 hereof shall be converted into a amount of money in the currency utilized pursuant to Article 14.4.3 herein based on the Crude Oil price for the Calendar Quarter finally determined in accordance with the aforesaid provisions specified in
Article 14.4 herein and such amount of money shall be entered into the Joint Account as of the date on which the Crude Oil is lifted.

     14.4.7  Notwithstanding any provision in this Article
14.4 to the contrary, if Contractor agrees to sell its share of production into the Chinese domestic market by a sale to CNPC or its designated subsidiary, the realized price received by the Contractor shall be deemed a Third Party price for the purposes of this Article 14.4.

     14.5 Terms of payment for the purchased Crude Oil pursuant to Article 13.4.

     14.5.1 Before the Crude Oil price is determined, the time limit for payment shall be agreed upon by the Parties through consultation in accordance with the practice then prevailing on the main world oil markets.

     14.5.2 In case the Contractor is in default of such payment, the Contractor shall pay interest on arrears of the payment, starting from the first day of such default. The interest rate shall be the seven day term London Interbank Offered Rate (LIBOR) for U.S. dollars quoted by Midland Bank in London at eleven (11:00) a.m. on the first working day following the due date of payment plus five percent (5%).

     14.6  Destination of the Crude Oil.

     14.6.1 The destination of the Crude Oil lifted by the Contractor shall be at the discretion of the Contractor, except as stipulated in Article 14.6.2 herein.

     14.6.2  In accordance with the decisions of the Chinese
Government, CNPC shall notify the Contractor of any prohibited destinations which infringe on the political interests of the People's Republic of China. The Contractor shall not deliver the Crude Oil to the prohibited destinations as notified.


                         Article 15

             Preference to the Employment of the

            Chinese Personnel, Goods and Services


     15.1 The Contractor shall give preference to CNPC and/or local goods, equipment and service when procuring necessary goods, and leasing equipment as well as entering into subcontracts or other service contracts for the performance of the Petroleum Operations provided that they are competitive in terms of price, quality, term of delivery, technology and service.

     15.2 The Contractor shall give preference to the employment of CNPC Personnel in the performance of the Petroleum Operations. For this purpose, the Contractor shall submit in advance to CNPC and JMC, respectively, all plans for the employment of CNPC Personnel listing all the posts and the number of persons involved. CNPC shall, in accordance with the plan, provide or assist in recruiting Chinese employee candidates for such employment. For the performance of Petroleum Operations, the Contractor shall have the obligation to employ competent CNPC Personnel and to employ those who have become qualified after being trained in accordance with the training program. The Contractor shall, in the employment, give preference to the CNPC Personnel who have participated in the training program provided by the Contractor.

     15.3 The engineering design corporations under CNPC shall have the right to participate in the master designs and engineering designs made by the Contractor for the purpose of the implementation of the Contract. Engineering design companies within the territory of the People's Republic of China shall be given preference in entering into the subcontracts for the aforesaid master designs and engineering designs, provided that their technical level, price and delivery time are competitive.

      15.4 After the Contractor signs equipment leasing contracts, service contracts or subcontracts with CNPC or its Affiliates in accordance with Article 15.1 herein, the Contractor shall endeavor to provide technical assistance to CNPC or its Affiliates, at the request of CNPC, so as to enable them to meet the needs of operations to be undertaken. The expenses so incurred shall be borne by CNPC or its Affiliates.


                         Article 16

  Training of Chinese Personnel and Transfer of Technology

     16.1 In the implementation of the Contract, the Contractor or its Affiliates, including each company comprising the Contractor, shall apply in the Petroleum Operations their appropriate and advanced technology and managerial experience, including their proprietary technology, e. g. patent, know-how or other confidential technology, etc. At the same time, the Contractor shall have the obligation to transfer technology and experience, the necessary data and/or information for mastering those technologies and experience, to CNPC and its Affiliates. Provided however, such technology to be transferred shall be proprietary to the Contractor and if the transfer of any of such technology is restricted in any way during the term of the Contract, the Contractor shall, to the extent reasonably possible, endeavor to obtain permission for the transfer of such restricted technology. In the Petroleum Operations, the Contractor shall train, in planned, systematic and various ways, the Chinese Personnel relating to the implementation of the Contract, for the purpose of improving their knowledge and skill, so that such Chinese Personnel shall gradually reach the level of knowledge and skill as that possessed by the Contractor's employees.

     16.2 Within ninety (90) days following the Date of Commencement of the Implementation of the Contract, the Contractor shall, after consultation with CNPC, complete and submit a training and technology transfer program for the Chinese Personnel in the appraisal period and the corresponding budget to JMC for review and approval, and upon approval by JMC, put it into practice. The Contractor shall, after the consultation with CNPC, complete and submit training and technology transfer programs and corresponding budgets for the Chinese Personnel in the development period and production period, respectively, to JMC for its review and approval before the commencement of Development Operations and Production Operations, and upon approval by JMC, put them into practice in time so as to have ample time in advance for such training and technology transfer.

     16.3  The purpose, requirement, fields of
specialization, scope of personnel, specific job categories, type, method, etc. shall be determined through consultations by the Parties.

     16.4 The expenses and costs incurred for performing the training and technology transfer program stipulated in this Article shall be charged to the appraisal costs if such costs are incurred before the date of approval of the Overall Development Program of the first Oil Field and/or Gas Field, and shall be charged to the development costs if such costs are incurred after the date of approval of the Overall Development Program of the first Oil Field and/or Gas Field, and before the Date of Commencement of Commercial Production of the first Oil Field and/or Gas Field, or shall be charged to the operating costs if such costs are incurred after the Date of Commencement of Commercial Production of the first Oil Field and/or Gas Field.

     16.4.1 The annual Work Program and Budget shall include provisions for meeting the training and technology transfer requirements of this Article 16. The training program for CNPC Personnel shall be formulated to meet the needs of the Petroleum Operations and shall be based on principles of mutual benefit and efficiency of operation.
To the extent practicable, the training program shall principally consist of CNPC Personnel working directly with personnel of the Operator on matters that relate to the Petroleum Operations or in other ways agreed by the Parties. The Parties shall establish the content and associated costs for training and technology transfer through discussions within the JMC and this amount shall be included in the annual Work Program and Budget. The Parties agree that the budget for the annual training program for all Petroleum Operations shall be fifty thousand ($50,000) U.S. dollars during Phase 1 of the Appraisal Period and eighty thousand ($80,000) U.S. dollars per year during Phases 2 and 3. During Development Operations, the budget for the annual training program shall be increased to one hundred fifty thousand ($150,000) U.S. Dollars per year. These amounts shall include the cost of training provided by the Operator. Such costs and expenditures incurred during the production period shall be determined by the Parties at the first meeting of the JMC in the production period.

     16.5 In the course of the implementation of the Contract, the Parties shall have scientific and technical cooperation and exchange in connection with the Petroleum Operations. The relevant provisions concerning the plan, participating personnel and the type related to the scientific and technical cooperation and exchange shall be determined by the Parties. The expenses required by scientific and technical cooperation and exchange shall be included in the budget specified in Article 16.2 herein and charged to the Joint Account. In the scientific and technical cooperations, all inventions, experiments or research results shall be shared by and belong to the Parties who, subject to the provisions of Article 22 hereof, shall not disclose them to any Third Party.

     16.5.1 In the course of the implementation of the Contract, those scientific research projects which are required by the Petroleum Operations but not carried out by the Parties, with the approval of JMC, may be commissioned to, and carried out by, a Third Party, and the Parties shall enter into subcontracts or service contracts with relevant scientific departments within the territory of China, provided that they are competitive. The aforesaid required expenses shall be included in the budget specified in
Article 16.2 herein and charged to the Joint Account. All inventions and experimental or research results developed from the aforesaid research projects carried out by a Third Party delegated by the Operator shall also be shared by and belong to the Parties who, subject to the provisions of
Article 22 hereof, shall not disclose any of them to any Third Party. The Operator shall endeavor to incorporate the provisions herein in the subcontracts or service contracts signed with the Third Party.

     16.6  The advanced technology and managerial
experience, including proprietary technology, e. g. patent, know-how or other confidential technology that the Contractor shall transfer to CNPC, shall remain the exclusive property of the owner and also be subject to the confidentiality restrictions of Article 22 hereof.


                         Article 17

                Ownership of Assets and Data

     17.1 All assets purchased, installed and constructed under the Work Program and budget for an Oil Field and/or Gas Field within the Contract Area shall be owned by CNPC from the date on which all the development costs actually incurred by the Contractor in the development period of such Oil Field and/or Gas Field have been fully recovered or from the date on which the production period expires, even though the aforesaid costs have not been fully recovered. The Operator shall be responsible for the acceptance inspection or testing of the said assets and CNPC may, as it deems necessary, send its experts to participate in such acceptance inspection or testing. In the production period, the Operator may use these aforesaid CNPC-owned assets free of charge for performing the Petroleum Operations. Such assets shall not be used in any operations other than the Petroleum Operations or any operations by Third Parties without the consent of the Parties.

     17.2 Equipment and facilities which are owned by a Third Party and are either leased by the Operator or temporarily brought into the territory of the People's Republic of China for the performance of the Petroleum Operations shall not be deemed as assets owned by CNPC.
Such equipment and facilities may be exported from the People's Republic of China, but, export formalities shall be handled by CNPC.

     17.3 The ownership of all of the data, records, samples, vouchers, and other original data obtained in the course of performing the Petroleum Operations shall vest in CNPC.


                         Article 18

                   Associated Natural Gas

               and Non-associated Natural Gas

     18.1  Associated Natural Gas.

     18.1.1  The Associated Natural Gas produced from any
Oil Field within the Contract Area shall be primarily used for purposes related to the operations of production and production enhancement of Oil Fields such as gas injection, gas lifting and power generation.

     18.1.2 Based on the principle of full utilization of the Associated Natural Gas and with no impediment to normal production of the Crude Oil, the Overall Development Program of each Oil Field shall include a plan of utilization of the Associated Natural Gas. If there is any excess Associated Natural Gas in any Oil Field after utilization pursuant to
Article 18.1.1 herein (hereafter referred to as "excess Associated Natural Gas"), the Operator or the Contractor shall carry out a feasibility study regarding the utilization of such excess Associated Natural Gas of such Oil Field. Such feasibility study, if carried out before the Development Operations of an Oil Field, shall be included as part of the feasibility study on the development of the Oil Field. With respect to any Oil Field already under commercial production, if a further feasibility study on the utilization of its excess Associated Natural Gas is required, such study shall be carried out by the Operator and a report thereon shall be submitted to JMC for review and discussion. If the Parties decide to utilize the excess Associated Natural Gas of any Oil Field, the construction of facilities for such utilization and the production of the excess Associated Natural Gas shall be carried out at the same time as the Oil Field construction and production.

     18.1.2.1  If the Parties agree that the excess
Associated Natural Gas of an Oil Field has no commercial value, then such gas shall be disposed of by the Operator, provided that there is no impediment to normal production of the Crude Oil.

     18.1.2.2  If any party to the Contract considers
unilaterally that the excess Associated Natural Gas of an Oil Field has commercial value, such gas may be utilized by that party to the Contract at its own expense without affecting the amount of "cost recovery oil" and "allocable remainder oil" due to the other party to the Contract which does not invest in such utilization.

     18.1.2.3 If the Parties agree that excess Associated Natural Gas of an Oil Field has commercial value, they shall make further investment in its utilization in proportion to their respective participating interests in the development of the Oil Field. If the Parties disagree on the commercial utilization of such excess Associated Natural Gas of that Oil Field, they shall, guided by the principle of mutual benefit, carry out further negotiations to find a new solution to utilization of the said excess Associated Natural Gas and reach an agreement in writing. If the Parties fail to reach an agreement through such negotiations, CNPC shall reserve the right to dispose of such excess Associated Natural Gas unilaterally.

     18.1.3 Expenses incurred in the utilization of the Associated Natural Gas of any Oil Field as stipulated in
Article 18.1.1 herein, and those incurred in carrying out a feasibility study on the utilization of the excess
Associated Natural Gas after commencement of commercial production of the Oil Field referred to in Article 18.1.2 herein shall be charged to the development costs of the Oil
Field.

     18.2  Non-associated Natural Gas.

     18.2.1  When any Non-associated Natural Gas Field
(hereafter referred to as the "Gas Field") is discovered within the Contract Area, the Parties shall carry out friendly negotiations regarding the development and production of the Gas Field with a view to reaching an agreement of principle, which shall form a supplementary document to the Contract, and shall include the following principles:

     18.2.1.1 The price of the Natural Gas produced from the Contract Area shall be determined based on general pricing principles prevailing internationally taking into consideration such factors as the market, the grade, quality and quantity of the Natural Gas, etc.;

     18.2.1.2 The Contract term for the Gas Field within the Contract Area shall be separately determined according to the conditions for development, production of such Field and marketing of the Natural Gas; and

     18.2.1.3 The allocation of the Natural Gas shall be in conformity with the general principles of allocation for the Crude Oil stipulated in Article 13 hereof. However, the percentages of the allocation shall be adjusted by the Parties through negotiations in light of actual conditions in the Gas Field so that the Contractor shall be able to obtain a reasonable economic benefit.

     Following the signature of the agreement of principle herein, the Operator shall work out an evaluation Work Program for the discovered Gas Field in accordance with the terms and conditions in the said agreement of principle and submit it to JMC for its review and approval. Upon approval by JMC, the Operator shall carry out an evaluation Work
Program.   The expenses incurred by the Operator in carrying
out the said evaluation Work Program shall be charged to the appraisal costs of the Contract Area.

     18.2.2 After completion of evaluation of a Gas Field, the Operator shall submit a report thereon to JMC for review and discussion.

     18.2.2.1 If JMC decides unanimously that a gas reservoir is noncommercial, the corresponding area covered by the gas reservoir may be retained in the Contract Area during the appraisal period. But if, at the expiration of the appraisal period, JMC still considers the said gas reservoir to be noncommercial, the area covered by the gas reservoir shall be excluded from the Contract Area. For a Gas Field which has potential commercial value but which has not been developed due to a lack of market or a shortage of consuming facilities, the period for which the Gas Field is retained in the Contract Area may be extended at the request of any party to the Contract. Such extended period, however, shall not exceed three (3) consecutive Contract Years after the date of expiration of the appraisal period hereunder. In case the time needed for the market to develop or for the consuming facilities to be constructed for the Gas Field exceeds such extended period, a further extended period shall be subject to the approval of the relevant authorities of the Chinese Government.

     Prior to the expiration of the appraisal period, if JMC considers that a gas reservoir which has been determined to be noncommercial needs to be reappraised because of some favorable factors, the Operator shall work out a new evaluation report on that gas reservoir and submit it to JMC for review and approval.

     18.2.2.2 If the Contractor considers any gas reservoir to be non-commercial, the Contractor shall be deemed to have waived its rights of participating in the development of that gas reservoir.

     18.2.2.3 Where the Parties consider a gas reservoir to be commercial, the Parties shall negotiate to reach an agreement on the development of the said gas reservoir, based on the terms and conditions provided in the agreement of principle referred to in Article 18.2.1 herein. The agreement concerning the development shall be a supplementary document and an integral part hereof. If the Parties fail to reach such agreement through negotiations within three (3) years after the date of commencement of such negotiations, CNPC shall have the right unilaterally to put up the gas reservoir for bidding. In such case, the Contractor shall still be entitled to participate in the bidding.

     18.3 If CNPC utilizes unilaterally the excess Associated Natural Gas of an Oil Field or develops solely a Gas Field and requires to apply thereto the Contractor's appropriate and advanced technology and managerial experience, the Parties shall negotiate terms and conditions related thereto and the Operator shall carry out the operations after an agreement has been reached on such terms and conditions.



                         Article 19

          Accounting, Auditing and Personnel Costs

     19.1  Accounting.

      Annex II - Accounting Procedure hereto contains the guidelines for the Operator to keep accounting books and records and make financial settlements. The Operator shall keep and settle the accounts for all the financial activities in respect of the Contract Area and maintain all the accounting books and records in accordance with Annex II
- Accounting Procedure hereto in order to accurately reflect the appraisal costs, development costs with Deemed Interest thereon and operating costs incurred in the performance of Petroleum Operations in respect of the Contract Area, as well as quantity and monetary value of the production and allocation of Crude Oil and Natural Gas. The Operator shall submit detailed statements and relevant written reports to JMC and the departments concerned.

     19.2  Auditing.

     19.2.1. Any Non-Operator party to the Contract shall have the right to audit all the Operator's Joint Account accounting books and records after the end of each Calendar Year and to give the Operator a written notice of the auditing results. The audit of any Calendar Year shall be completed within twenty-four (24) months after the end of such Calendar Year. If written notice of the auditing results and exceptions are not given by the non-Operator party within such period or if the annual Joint Account accounting books and records of the Operator are not audited by any non-Operator party within such period, the Operator's Joint Account accounting books and records shall be deemed correct. A special auditing of the Operator's Joint Account accounting books and records may be made due to some special requirements during a Calendar Year.

     19.2.2  If the auditing referred to in Article 19.2.1
herein is conducted, the Operator shall be given thirty (30) days notice prior to the date of commencement of such auditing. There shall be no impediment to normal Petroleum
Operations during any audit.

     19.2.3 The auditors shall be entitled to access to all relevant Joint Account records, files and other information and may inspect such sites and facilities as are necessary.

     19.2.4 Upon receipt of a notice of the non-Operator party's exceptions to the auditing results, the Operator shall resolve these matters in due time (no later than sixty
(60) days thereafter).

     19.3  Personnel Costs.

     19.3.1 The personnel costs means that remuneration and other related charges paid on the basis of the working time spent by personnel who are engaged in administration, management, accounting, finance, tax, employee relations, procurement, legal affairs, computer services, engineering, geology, geophysics, drilling and the Production Operations as well as all other work for the implementation of the Contract.

     19.3.1.1 The salaries or wages of personnel in various subordinate bodies of JMC and of all employees engaged in the performance of the Petroleum Operations shall be included in the personnel costs as provided in Article
19.3.1 herein.

     19.3.1.2 Personnel costs which are classified as the overhead of the superior management organization pursuant to
Article 5.2.18 of Annex II - Accounting Procedure hereto shall not be included in the personnel costs mentioned herein.

     19.3.2  After the Date of Commencement of the
Implementation of the Contract, the Operator shall work out a staffing plan for its organization and planned personnel costs with respect thereto (including an itemized plan of personnel costs, such as basic salary or wage, overseas allowance and area allowance, etc.) before the beginning of each Calendar Year and submit such plan with the annual
Work Program and budget to JMC for review and examination.
CNPC shall have the right to audit the personnel costs charged to the Joint Account.

     19.3.3 The level of the salaries and wages paid to the representatives appointed by CNPC to JMC established in accordance with Article 7.1 hereof, the Chinese Personnel working in various subordinate bodies of JMC established in accordance with Article 7.4 hereof, the professional representatives assigned by CNPC to all administrative and technical departments of the Operator (the Contractor) in accordance with Article 7.5 hereof and CNPC's personnel employed by the Contractor shall be determined by the Parties in the negotiations of the Contract.

     The salaries and wages of the Chinese Personnel other than CNPC's personnel employed by the Operator shall be determined through consultation and specified in the employment contracts. The settlement of accounts for the salaries and wages of the Chinese Personnel mentioned in
Article 19.3.3 herein shall be made between CNPC and the Operator, and the Operator shall not be liable for any individual income tax thereon.

     Before the Date of Commencement of Commercial
Production of the first Oil Field and/or Gas Field, the level of the salaries and wages and other related charges paid to the Expatriate Employees shall be made by the Contractor through consultation with CNPC. After the Date of Commencement of Commercial Production of the first Oil
Field and/or Gas Field, the level of the salaries and wages and other related charges paid to the Expatriate Employees shall be discussed and agreed by the Parties.



                         Article 20

                          Taxation

     20.1 The Contractor shall pay taxes to the Government of the People's Republic of China subject to the tax laws and regulations of the People's Republic of China.

     20.2 The Contractor shall advise the Subcontractors who render services for the Contract that they and their employees shall pay taxes to the Government of the People's Republic of China subject to the tax laws and regulations of the People's Republic of China.



                         Article 21

                          Insurance

     21.1 The Operator shall work out an insurance program for the Appraisal Operations and submit it to JMC for review and approval within one hundred and twenty (120) days after the Date of Commencement of the Implementation of the Contract. The Operator shall, on behalf of the Parties, obtain the insurance contracts in accordance with such program as approved by JMC before commencement of Petroleum Operations within the Contract Area.

     Similar provisions shall apply in respect of Development Operations and Production Operations.

     21.2 All of the insurance items as approved in the insurance program shall be insured in accordance with the laws and regulations of the People's Republic of China and on terms and conditions competitive with world markets.

     21.3 The insurance program worked out by Operator shall include, but not be limited to, the following insurance covering;

     (a) damages and expenses to all drilling installation and equipment, including damages and expenses to the properties used on worksites and supply bases for the Petroleum Operations, while the equipment and properties owned by a Third Party rendering services to the Operator shall be handled in accordance with Article 21.5 herein;

     (b) damages and expenses to any of the equipment or installations for production, storage and transportation, and buildings in the course of construction and installation;

     (c)  damages and expenses to the Crude Oil and/or
Natural Gas production installations, facilities, equipment and pipelines;

     (d)  liability to Third Parties;

     (e) liability for pollution and expenses for cleaning up in the course of drilling and the Production Operations;

     (f)  expenses for killing blowouts;

     (g) liability incurred by the Operator in hiring drilling rigs, vessels and aircraft serving the Petroleum
Operations; and

     (h)  losses and expenses incurred during the
transportation and storage in transit of goods shipped from different parts of the world to the worksites.

     21.4 In the insurance contracts, the deductibles borne by the Operator alone shall be determined by the Parties through consultation, and losses within the deductible limits shall be borne by the Parties.

     21.5 When signing subcontracts or lease contracts, the Operator shall endeavor to compel Subcontractors and lessors to insure their risks under the relevant subcontracts in accordance with the laws and regulations of the People's Republic of China.

     21.6 In the course of the Petroleum Operations, the Parties shall cover separately accidental death and personal injury insurance with respect to personnel assigned by them respectively. The premiums in respect thereof shall be dealt with in the following way: the premiums for accidental death and personal injury insurance with respect to personnel whose costs are charged to the Joint Account pursuant to the provisions of the Contract shall be charged to the Joint Account, and those with respect to other personnel shall be borne respectively by the Parties by which they are assigned.

     21.7 Insurance companies owned by or affiliated with any party to the Contract, or the Parties themselves, may approach insurer(s) for reinsurance if they are interested in covering any part of the insurance program hereof.

     21.8  All motor vehicles serving the Petroleum
Operations in communication, transportation and special project shall be insured in accordance with the laws and regulations of the People's Republic of China.

     21.9 The premiums of insurance in the appraisal period and the development period shall be charged to the appraisal costs and development costs respectively and those in the production period shall be charged to the operating costs.

     21.10 Any claim under the insurance of the agreed insurance program charged to the Joint Account shall be handled by the Operator and any recovery made from insurers shall be credited to the Joint Account.



                         Article 22

                       Confidentiality

     22.1 CNPC shall, in conformity with applicable laws and regulations of the Government of the People's Republic of China on confidentiality and by taking into account the international practice, determine the confidentiality periods for which the Contract and all documents, information, data and reports related to the Petroleum
Operations within the Contract Area shall be kept confidential.

     22.2 Without the written consent of the other party, no party to the Contract shall disclose, in the confidentiality periods, the Contract, documents, information, data and reports referred to in Article 22.1 herein or any other information regarded by JMC as confidential, to any Third Party except the Third Parties in
Article 22.5 herein and to any Affiliates not directly connected with the implementation of the Contract, and no party to the Contract shall otherwise transfer, present, sell or publish them in any way within the confidentiality periods. However, if the Department or Unit decides to invite any Third Party to conduct cooperative exploration for and development of Petroleum in the sedimentary basin in which the Contract Area is located and/or other adjacent areas, CNPC may furnish the following original data and information or the interpretation thereon with respect to the Contract Area to the relevant Third Parties:

     (a) original data and information held by CNPC for over two (2) years; and

     (b) interpretation of original data and information, which has been held by CNPC for over five (5) years

     CNPC shall require relevant Third Parties to undertake to keep confidential the aforesaid data, information, and interpretation thereon furnished to tthem by CNPC.

     22.3 During the term of the Contract and after termination of the Contract, CNPC shall not disclose to any Third Party any patent, know-how or proprietary technology transferred to CNPC by the Contractor without the written consent of the Contractor except for any technology, the patent of which has expired and any proprietary and confidential technology which have entered the public domain.

     22.4 After the termination of the Contract or after any assignment of rights and/or obligations of the Contract under Article 23 hereof, the Contractor and any assignee shall, within the confidentiality periods, continue to be obliged to keep confidential documents, information, data and reports mentioned in Article 22.2 herein except for official documents and information published with the consent of the Parties.

     22.5 For the implementation of the Contract, the Operator may, after review by JMC and CNPC, furnish the necessary documents, information, data and reports to Third
Parties and Affiliates related to the Petroleum Operations.
The Third Parties and Affiliates include:

     22.5.1 Banks or other credit institutions from which finance is sought by any party to the Contract for the implementation of the Contract;

     22.5.2 Third Parties and Affiliates which provide services for the Petroleum Operations, including
Subcontractors and other service contractors; and

     22.5.3 An assignee or assignees to whom the rights and obligations under the Contract are intended to be assigned.

     22.6 Necessary information, documents, data and reports may be furnished by the Contractor in accordance with the laws of its home country to the government and stock exchange provided that the Contractor reports to JMC in advance.

     22.7 CNPC and each company comprising the Contractor, when furnishing the documents, information, data and reports to Third Parties and Affiliates as mentioned in Article 22.5 herein, shall require them to assume the confidentiality obligations as set forth herein, or shall bear full responsibility for any violation thereof.


                         Article 23

                         Assignment

     23.1 The Contractor may assign part or all of its rights and/or obligations under the Contract to its Affiliate with the prior consent of CNPC and in accordance with the following provisions:

     (a) the Contractor shall submit to CNPC copies of a written agreement on the corresponding part of its rights and/or obligations to be assigned;

     (b) the Contractor shall guarantee in writing to CNPC the performance of the assigned obligations;

     (c) no such assignment shall interfere with the performance of the Petroleum Operations or affect the organizational structure.

     23.2 The Contractor may assign part or all of its rights and/or obligations under the Contract to any Third Party, provided that such assignment shall be agreed to by CNPC in advance and approved by Ministry of Foreign Trade and Economic Cooperation in China ("MOFTEC"). However, CNPC shall have the right of first refusal with respect to such assignment provided that the conditions offered by CNPC are comparable.

     23.3 CNPC may authorize its subsidiaries, branches, regional corporations or its Affiliates to implement the Contract, but CNPC shall remain responsible for the performance of the Contract.

     23.4 CNPC may assign part of its rights and/or obligations hereunder to a Chinese Government controlled Third Party, provided that prior written consent of the Government of the People's Republic of China shall be obtained. CNPC shall guarantee the performance of the assigned obligations and such assignment shall not interfere with the performance of Petroleum Operations.



                         Article 24

             Environmental Protection and Safety

     24.1 In the performance of the Petroleum Operations, the Operator shall be strictly subject to the laws, decrees and regulations on environmental protection and safety promulgated by the Chinese Government and make its best efforts to prevent pollution and damage to the atmosphere, oceans, rivers, lakes, ground water, harbors, land and ecology and secure the safety and health of the operating personnel. The Operator shall use all reasonable endeavors to eliminate promptly any pollution occurring in the performance of the Petroleum Operations and minimize its consequences. Economic loss caused by any pollution shall be charged to the Joint Account, unless otherwise provided in Article 8.4 hereof.

     24.2  When competent authorities under the Chinese
Government assign any person to inspect environmental protection and safety within the scope of the Petroleum
Operations according to the laws, decrees, rules and regulations, the Operator shall provide all necessary facilities and assistance to enable the inspectors to carry out such inspection smoothly.

     24.3 In the performance of the Petroleum Operations in any fixed fishing net casting area and/or aquatic breeding area, the Operator shall make prior contact with the appropriate authorities of the Chinese Government.

     24.4 Before the commencement of Appraisal Operations, the Operator shall provide CNPC with documentation on the possible impact by the Appraisal Operations on the environment and the adopted measures to prevent pollutions. Before the Development Operations the Operator shall provide CNPC with an environment impact statement as an integral part of the Overall Development Program of the Oil Field and/or Gas Field.

     24.5 During the term of the Contract, the Operator shall, after the completion of various Petroleum Operations, level or restore or reclaim the land of the operating sites in accordance with the local rules and regulations.



                         Article 25

                        Force Majeure

     25.1 Except as to any payment under the Contract, no party to the Contract shall be considered in default of the performance of any of its obligations hereunder, if any failure to perform or any delay in performing its obligations is in conformity with all the events described as follows:

     The performance of any obligations hereunder is prevented, hindered or delayed because of any event or combination of events which could not be foreseen and/or which is beyond the control of such party;

     The normally occurring weather conditions, such as wind, wave and current, of the Contract Area shall not be considered as an event of force majeure.

     Any such event or combination of events is the direct cause of preventing, hindering or delaying of such party's performance of its obligations hereunder; and

     When any such event or combination of events has occurred, such party has taken all reasonable actions to overcome any cause that prevents, hinders or delays performance of its obligations and shall in so far as is practicable continue to perform its obligations hereunder.

     25.2 Notice of any event of force majeure and the conclusion thereof shall forthwith be given to the other party by the party claiming force majeure.

     25.3 In the event of force majeure, the Parties shall immediately consult in order to find an equitable solution thereto and shall use all reasonable endeavors to minimize the consequences of such force majeure.

     25.4 If the Petroleum Operations in the Contract Area are partially or entirely suspended as a result of the force majeure referred to in Article 25.1 herein, the period of the Petroleum Operations may be extended by a period not exceeding the corresponding period of such suspension. Within fifteen (15) days following the end of each Calendar Year, the Operator shall report to JMC in writing on the suspension of the Petroleum Operations caused by force majeure, if any, during the preceding Calendar Year.

     25.5 Should, however, the Force Majeure condition continue for a period of twenty-four (24) consecutive months, then Contractor shall have the option to terminate this Contract without any further liability.



                         Article 26

                Consultation and Arbitration

     26.1 The Parties shall make their best efforts to settle amicably through consultation any dispute arising in connection with the performance or interpretation of any provision hereof.

     26.2 Any dispute mentioned in Article 26.1 herein that has not been settled through such consultation within ninety
(90) days after the dispute arises may be referred to arbitration at the request of and by either party to the Contract. The arbitration shall be conducted in accordance with the following provisions:

     26.2.1 If agreed upon by the Parties, such dispute shall be referred to arbitration conducted by the China
International Economic and Trade Arbitration Commission
("CIETAC") in accordance with the provisional arbitration proceeding rules thereof.

     26.2.2 If the Parties fail to reach an agreement on the arbitration arrangement mentioned in Article 26.2.1 herein, the Parties shall establish an ad hoc arbitration tribunal to conduct arbitration in accordance with the following provisions:

     26.2.2.1 The ad hoc arbitration tribunal shall consist of three (3) arbitrators. The Parties shall each appoint an arbitrator and the two arbitrators so appointed shall designate a third arbitrator. If one of the Parties does not appoint its arbitrator within sixty (60) days after the first appointment, or if the two arbitrators once appointed fail to appoint the third within sixty (60) days after the appointment of the second arbitrator, the relevant appointment shall be made by the Arbitration Institute of the Stockholm Chamber of Commerce, Sweden.

     26.2.2.2 The third arbitrator shall be a citizen of a country which has formal diplomatic relations with both the People's Republic of China and any home country of the companies comprising the Contractor, and shall not have any economic interests of relationship with the Parties.

     26.2.2.3 The place of arbitration shall be determined by the Parties through consultations or, failing the agreement of the Parties by a majority of arbitrators of the ad hoc arbitration tribunal.

     26.2.2.4 The ad hoc arbitration tribunal shall conduct the arbitration in accordance with the arbitration rules of United Nations Commission on International Trade Law ("UNCITRAL") of 1976. However, if the above-mentioned arbitration rules are in conflict with the provisions of this Article 26 including the provisions concerning appointment of arbitrators, the provisions of this Article 26 shall prevail.

     26.3 Both the Chinese and English languages shall be official languages used in the arbitration proceedings. All hearing materials, statements of claim or defence, award and the reasons supporting them shall be written in both Chinese and English.

     26.4 Any award of arbitration shall be final and binding upon the Parties.

     26.5 The right to arbitrate disputes under the Contract shall survive the termination of the Contract.


                         Article 27

        Effectiveness and Termination of the Contract

     27.1 After the Contract is signed, it shall be approved by the Ministry of Foreign Trade and Economic Cooperation of the People's Republic of China. The Contract shall be effective on the date of such approval. However, the Contractor's obligations shall begin on the Date of Commencement of the Implementation of the Contract, as defined in Article 1, herein above. CNPC shall notify the Contractor of the said approval in writing as soon as possible.

     27.2 All annexes to the Contract shall be regarded as integral parts of the Contract. If there is any inconsistency between the provisions of the annexes and the main body of the Contract, the main body of the Contract shall prevail. All references to the "Contract" hereof refer to the main body of the Contract.

     27.3 If in the course of implementation of the Contract the Parties decide through consultation to make amendment to or supplement to any part of the Contract, a written agreement signed by the authorized representatives of the Parties shall be required. Such written agreement shall be subject to the approval of the Ministry of Foreign
Trade and Economic Cooperation should there be any significant modifications hereof. Such agreement shall be regarded as an integral part of the Contract.

     27.4 The Contract shall terminate under any of the following circumstances:

     27.4.1 exercise of the Contractor's election to terminate the Contract under Article 6.3 (b) hereof;

     27.4.2. failure to identify any commercial oil or gas reservoir within the Contract Area by the expiration of the appraisal period or the extended appraisal period granted under Articles 4.3 or 18.2.2.1 hereof;

     27.4.3 if there is only one (1) commercial Oil Field or Gas Field in production in the Contract Area, on termination of the production period of such Field;

     27.4.4.  if there are two (2) or more commercial Oil
Fields or Gas Fields in production in the Contract Area, on termination of the production period of the Field with the latest termination date; or

     27.4.5  at the end of the last day of the thirtieth
(30th) Contract Year from the Date of Commencement of the Implementation of the Contract, unless the production period is extended by approval of the Department or Unit under
Article 4.5. hereof or unless otherwise stipulated in Articles 4.6.1, 18.2.1.2 or 25.4 hereof.

     27.5 Before the expiration of the first phase of the appraisal period as specified in Article 4.2 hereof, the Contractor shall not propose terminating the Contract unless the Contractor has fulfilled the minimum appraisal work commitment for the first phase of the appraisal period ahead of time.

     27.6  If either party to the Contract commits a
material breach of the Contract, the other party to the
Contract shall have the right to demand that such breach be
remedied within a reasonable specified period of time.  If
such breach is not remedied within such period of time, the
complaining party shall have the right to terminate the
Contract by giving ninety (90) days' written notice to the
defaulting party.   However, such material breach of the
Contract and unremedied material breach shall have been judged by the final award of arbitration in accordance with
Article 26 hereof.

     27.7  Notwithstanding the provisions in Article 6.8
hereof, CNPC has the right to unilaterally terminate the
Contract, except as otherwise provided in Article  25
hereof, in the event the Contractor failed to:

     (1) spud the first Appraisal Well within ten (10) months after the Date of Commencement of Implementation of the Contract provided in Article 6.2 hereof; or

     (2) fulfill the minimum appraisal work commitment as specified in Article 6.2.1 herein at the expiration of the first phase of the appraisal period specified in Article 4.2 hereof.

     The Contractor shall within thirty (30) days from the date CNPC decides to terminate the Contract as specified above, pay CNPC any unfulfilled balance of the minimum appraisal work commitment in the said period in U.S. dollars after it has been converted into a cash equivalent using the method provided in Annex II - Accounting Procedure.



                         Article 28

                     The Applicable Law

     28.1 The validity, interpretation and implementation of the Contract shall be governed by the laws of the People's Republic of China. Failing the relevant provisions of the laws of the People's Republic of China for the interpretation or implementation of the Contract, the principles of the applicable laws widely used in the petroleum resources countries acceptable to the Parties shall be applicable.

     28.2 If a material change occurs to the Contractor's economic benefit after the effective date of the Contract due to the promulgation of new laws, decrees, rules and regulations or any amendment to the applicable laws, decrees, rules and regulations made by the People's Republic of China, the Parties shall consult promptly and make necessary revisions and adjustments to the relevant provisions of the Contract in order to maintain the Contractor's normal economic benefits hereunder.


                         Article 29

          Language of Contract and Working Language

     29.1  The text of the Contract, annexes and
supplementary documents attached hereto shall be written in both Chinese and English languages, and both versions shall have equal force and effect.

     29.2 The Parties agree that both Chinese and English shall be used as working languages. After the effective date of the Contract, technical documents and information concerning the Petroleum Operations hereunder shall, in general, be written in English except for technical documents and information available previously and from Third Parties.

     Unless otherwise agreed by CNPC, documents and information in respect of administration shall be written in both Chinese and English. Forms for production and other reports and records shall be printed with headings in both Chinese and English and may be filled out in either Chinese or English.



                         Article 30

                        Miscellaneous

     30.1 All notices and documents required hereunder shall be deemed to have been properly given and delivered to either party to the Contract only when received.

     30.2 Notices and documents shall be delivered by hand or sent by mail, registered airmail or telefax to address hereunder specified:

Address of CNPC:                Address of the Contractor:

Liu Pu Kang                     110 Rue Jean Lafitte
Beijing 100724                  Lafayette, LA  70508
U.S.A.
People's Republic of China      Telefax: 318-237-0168
Tel. No. 86-10-620906007
Tel. No. 86-10-620906008
Telefax No.:  86-10-62096006

For the attention of:              For the attention of:
Zeng Xingqiu                       Danny M. Dobbs


     30.3 Each party to the Contract may change its address or representative by a written notice to each other party to the Contract.


     30.4 The Contractor's participating interest hereunder as of the effective date of the Contract is one hundred percent (100%) held by XCL Cathay LTD.

     30.5 The Contractor shall pay CNPC a signature fee of Three Hundred Thousand U.S. dollars (U.S.$300,000) within thirty (30) days from the effective date of the Contract; and Two Hundred Thousand U.S. dollars (U.S.$200,000) payable within thirty (30) days of the date of approval of the Overall Development Program of the first Oil Field and/or Gas Field by the Department or Unit. Such signature fee shall, in no case, be charged to the Joint Account, nor be deemed recoverable costs.

     30.6 Companies comprising the Contractor agree to undertake the obligation of the Contractor under the Contract jointly and severally.


     In witness whereof, THIS CONTRACT is signed in Beijing by the authorized representatives of the Parties hereto on the first above-mentioned date.


CHINA NATIONAL                    XCL CATHAY LTD.
PETROLEUM CORPORATION



By: ________________________       By:______________________